SCHEDULE 14C
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[ ] Preliminary Information Statement        [ ]Confidential, for use of the
                                                Commission only
[X] Definitive Information Statement

                            GS CleanTech Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1)  Title of each class of securities to which transaction applies:

  ..................................................................

  2)  Aggregate number of securities to which transaction applies:

  ..................................................................

  3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

  ..................................................................

  4)  Proposed maximum aggregate value of transaction:

  ...................................................................

  5)  Total fee paid:

  ...................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  ......................................

  2) Form, Schedule or Registration Statement No.:

  ......................................

  3) Filing Party:

  ......................................

  4) Date Filed:

  ......................................

                            GS CLEANTECH CORPORATION
                           One Penn Plaza, Suite 1612
                            New York, New York 10119


                              INFORMATION STATEMENT



         To the Holders of Our Voting Stock:


     The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of GS CleanTech Corporation have given their written consent to a resolution adopted by the Board of Directors of GS CleanTech to amend the certificate of incorporation of GS CleanTech so as to increase the number of shares of authorized common stock from 250,000,000 shares to 500,000,000 shares. We anticipate that this Information Statement will be mailed on January 16, 2007 to shareholders of record. On or after February 5, 2007, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

     Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, GS CleanTech will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to GS CleanTech's certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.



January 16, 2007                                KEVIN KREISLER, President

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     We determined the shareholders of record for purposes of this shareholder action at the close of business on December 18, 2006 (the "Record Date"). The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class.

Security                    Authorized      Outstanding       Voting Power
--------                    ----------      -----------       ------------
Common Stock                250,000,000      249,827,813       249,827,813
Series D Preferred Stock      1,000,000        1,000,000       999,311,252
                                                              ------------
                                                             1,249,139,065

     The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of December 18, 2006. Mr. Kreisler is the only officer and the only member of the Board of Directors of GS CleanTech.

                                         Amount and Nature of Beneficial Ownership
Name and Address                                  Percentage       Series D      Percentage      Percentage of
of Beneficial Owner(1)             Common            of Class     Preferred       of Class       Voting Power
-------------------              ---------        -----------     ---------      -----------     ------------
Kevin Kreisler(2)                   --                 0%       1,000,000          100%             80%
-----------------------------------

(1) The address of each shareholder is c/o GS CleanTech Corporation, One Penn Plaza, Suite 1612, New York, New York 10119.

(2) All shares listed for Kevin Kreisler are owned of record by GreenShift Corporation, of which Mr. Kreisler is Chairman and majority shareholder.


                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                     TO INCREASE THE AUTHORIZED COMMON STOCK

     On December 18, 2006, GS CleanTech's Board of Directors approved an amendment to GS CleanTech's Certificate of Incorporation. On December 18, 2006, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment. The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

     At the December 18, 2006 Record Date, 249,827,813 of the currently authorized 250,000,000 common shares are issued and are outstanding, leaving only 172,187 available for issuance. The effect of the amendment will be to increase the number of authorized shares of common stock, $0.001 par value, from 250,000,000 to 500,000,000.

     The Board of Directors and the majority shareholder have approved the increase in authorized common stock in order to provide GS CleanTech with flexibility in pursuing its long-term business objectives. The primary long-term reasons for the increase are:

     - Management expects that in the future it will pursue opportunities to obtain the capital GS CleanTech needs in order to fully implement its business plan. A reserve of both common and preferred shares available for issuance from time-to-time will enable GS CleanTech to entertain a broad variety of financing proposals.

     - Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel. GS CleanTech is not, at this time, engaged in negotiating or effecting any acquisitions or similar transactions.

     In addition, there are outstanding debentures issued by GS CleanTech that are convertible, at the instance of the debt-holders, into GS CleanTech common stock. There are also warrants and options issued by GS CleanTech that are exercisable for common stock. The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares:

                                                 Issue          Principal              Shares
         Derivative Security                     Date           Amount                Issuable
         -------------------                     ----           ------                --------
         Convertible Secured Notes             12/19/03         $  400,000        20,000,000(1)
         Secured Convertible Debenture          4/21/06         $2,102,147        42,553,583(2)
         Secured Convertible Debenture          4/13/06         $4,400,000        89,068,826(2)
         Secured Convertible Debenture           7/1/06         $1,900,000        41,036,717(3)
         Related Party Convertible Debenture    Various         $  606,363        13,096,393(3)
         Warrants                               4/13/06               --          50,000,000(4)
         Options                                Various               --          49,700,427(5)
                                                                                  ----------
                                                                                 305,455,946
         ------------------------

     (1) The principal amount and accrued interest on the Convertible Secured Notes are convertible by the holder into common stock at a conversion rate equal to the lesser of $0.02 or 80% of the closing market price of the Company's common stock for the 10 days prior to conversion, as defined in the Notes. At a conversion rate of $0.02 on December 18, 2006, the Convertible Secured Notes could be converted into 20,000,000 common shares. The Notes are past-due and are currently convertible.

     (2) The principal amount and accrued interest on the Secured Convertible Debenture issued in April 2006 are convertible by the holder into common stock at a conversion rate equal to the lesser of $0.10 or 90% of the volume weighted average market price of the Company's common stock for the 30 days prior to conversion, as defined in the Notes. At $0.0494 (90% of the volume weighted average price for the 30 days prior to December 18, 2006), the Convertible Secured Debentures could be converted into 42,553,583 and 89,068,826 common shares, respectively.

     (3)  The principal amount and accrued  interest on the Secured  Convertible
          Debenture issued in July 2006 and the Related Party Convertible Debentures are convertible by the holder into common stock at a conversion rate equal to average of the three lowest closing prices of the Company's common stock for the 30 days prior to conversion. At $0.0463 (average of the three lowest closing prices for the 30 days prior to December 18, 2006), the Secured Convertible Debenture issued in July 2006 could be converted into 41,036,717 common shares and the Related Party Convertible Debentures could be converted into 13,096,393 common shares.

     (4) There are four five-year Warrants that were issued in connection with the sale of the Secured Convertible Debentures on April 13, 2006. One permits the purchase of 7,500,000 shares at $0.10 per share. One permits the purchase of 7,500,000 shares at $0.15 per share. One permits the purchase of 15,000,000 shares at $0.20 per share. One permits the purchase of 20,000,000 shares at $0.25 per share. The Warrants expire on April 13, 2011.

     (5) There are employee stock options that were issued and unexercised for 49,700,427 with a weighted average exercise price of $0.12.

     All of the foregoing derivative securities are currently exercisable, and the notes and debentures will remain exercisable until satisfied. In the event that any of the foregoing derivative securities were converted or exercised, GS CleanTech would not be able to issue the requisite common stock, and would be in default, unless the number of authorized common shares is increased. Conversion of those debentures would improve GS CleanTech's balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in GS CleanTech. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

     The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 172,187 to 250,172,187. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of GS CleanTech's shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that GS CleanTech obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in GS CleanTech. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of GS CleanTech common stock.

     The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of GS CleanTech. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of GS CleanTech. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make GS CleanTech unattractive to the party seeking control of GS CleanTech. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.




                              No Dissenters Rights

     Under Delaware law, shareholders are not entitled to dissenters' rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.

                                    * * * * *

                              FINANCIAL INFORMATION
                              ---------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to historical information, this Information Statement contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents that GS CleanTech files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the year ended December 31, 2005.

OVERVIEW

GS CleanTech Corporation ("we," "our," "us," "GS CleanTech," or the "Company") provides applied engineering and technology transfer services based on clean technologies and process innovations that make it cost-effective and easy to recycle and reuse resources.

We focus on incremental advances in technologies and business practices that enable increased and sustainable profits on relatively small infrastructure investments by enhancing manufacturing efficiencies, improving resource utilization and minimizing waste. Our offerings include:

     o Technology Transfer - we provide our clients with innovative clean technologies for use at their sites in return for various forms of license fees and royalties.

     o Equipment Sales - we provide our clients with proprietary equipment based on our technologies on the basis of rental, lease or purchase terms.

     o    Process   Engineering   Services  -  we  provide  specialized  process
          engineering services bundled with our technology and/or equipment sales.

COMPANY BACKGROUND

The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003. Veridium changed its name to GS CleanTech Corporation in July 2006.

We conduct these operations through our wholly-owned subsidiary, GS Industrial Design, Inc. We also own several clean technology investments through our wholly-owned venture group, GS CleanTech Ventures, Inc. These investments include minority investments in General Hydrogen Corporation (about 3%), Ovation Products Corporation (about 12%), and majority stakes in General Ultrasonics Corporation (about 70%) and GS EnviroServices, Inc. (about 100%). Nearly all of our revenues are generated by GS Industrial Design, Inc. and GS EnviroServices, Inc.

GS Industrial Design

Our industrial design group is primarily focused on delivering our technologies and process innovations to the North American Ethanol Production Industry with a view towards maximizing the yield of traditional corn-based ethanol production. As we move beyond our current efforts in the Ethanol Production Industry, we intend to market our technologies and process innovations to other industries including the agriproducts, power generation, petrochemical refining, and municipal and industrial waste processing industries.

While GS Industrial Design currently accounted for about 6% of our revenue during the three months ended September 30, 2006, this division has executed a number of technology transfer agreements and has developed a pipeline of what we believe to be high probability sales. GS Industrial Design's revenues can be expected to increase as a percentage of our overall sales if we successfully deploy our technologies under our executed agreements and if we are able to successfully convert our sales prospects into additional technology deployments.

GS Industrial Design's revenues during the quarter were primarily attributable to the sale of equipment to ethanol facilities for technology deployments that served as early adopter installations of our corn oil extraction technology.

GS EnviroServices

The remainder of our revenues, or about 94% of our revenue during the three months ended September 30, 2006, was generated by our GS EnviroServices subsidiary. GS EnviroServices is a diversified industrial and hazardous waste management and environmental services company that specializes in providing its clients with the following cost-effective and environmentally friendly management services:

     o    Transportation and distribution of industrial and hazardous wastes;

     o    Site remediation and industrial cleaning projects;

     o    Engineering and consulting services; and,

     o    Environmental, health and safety compliance.

Headquartered in Sandwich, Massachusetts, GS EnviroServices operates out of five strategically located service centers including its RCRA Part B Permitted Treatment, Storage and Disposal facility.

The table and below discussions should be read in conjunction with the Financial Statements in this information statement. Percentage of total revenues in the table below are presented net of discontinued operations.

                                                         Percentage of Total Revenues
                                                           For the Period Ended,
                                                         -----------------------------
                                                             9/30/06      9/30/05
                                                            --------     --------

Revenue ................................................       100.0%      100.0%
Cost of revenue ........................................        69.7        68.9
                                                             -----       -----
   Gross profit ........................................        30.3        31.1

Selling expenses .......................................         6.8         5.9
Research and development ...............................         0.7      --
General and administrative expenses ....................        31.6        20.2
Stock based compensation ...............................        13.4      --
                                                             -----       -----

   Total operating expenses ............................        52.5        26.2
                                                             -----       -----

Income (loss) from operations ..........................       (22.2)        4.9

Other income and expense ...............................         1.0         0.3
Amortization of deferred finance costs .................        (0.6)     --
Write down of investment ...............................        (3.3)     --
Accretion of debt discounts ............................       (39.4)     --
Change in derivative liabilities .......................        23.0      --
Interest expenses - due to parent ......................        (1.0)
Interest expense .......................................        (3.9)       (4.9)
                                                             -----       -----

   Total other income (expense) ........................       (24.2)       (4.6)

Income (loss) before provision for income taxes ........       (45.6)        0.3
   Provision for income taxes ..........................         0.9         0.1
                                                             -----       -----

Net (loss) continuing operations .......................       (47.3)        0.2
                                                             =====       =====


                              RESULTS OF OPERATIONS
                              ---------------------

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 VERSUS THE
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005
--------------------------------------------------------------


Revenues

Total revenues were $4.5 million for the three months ended September 30, 2006, matching revenue of $4.5 million for the three months ended September 30, 2005. Total revenues for the nine months ended September 30, 2006 were $13.5 million corresponding to an increase of $0.7 million, or 5.4% over the nine months ended September 30, 2005 revenues of $12.9 million. Revenue from discontinued operations of $68,880 and $211,506 for the three and nine months ended September 2006 and $63,347 and $283,008 for the three and nine months ended September 2005 have been removed from these figures. The Company recorded revenue of $1,607,329 associated with a large scale project in the first nine months of 2005. Net of this large scale project, total revenues increased $0.5 million and $2.3 million in the three and nine months ended September 30, 2006. Included in the revenues for nine months ended 2006 are revenues of 439,723 attributable to the acquisition of a subsidiary in 2006.

Cost Of Revenues

Cost of revenues for the three months ended September 30, 2006 were $3.1 million, or 69.6% of revenue, as compared to $3.1 million, or 69.4% of revenue for the same period in 2005. Cost of revenues for the nine months ended September 30, 2006 were $9.4 million, or 69.7% of revenue compared to $8.8 million, or 68.9% of revenue for the same period in 2005. Costs of revenues from discontinued operations of $89,806 and $286,544 for the three and nine months ended September 30, 2006 and $683,853 and $2,138,258 for the three and nine months ended September 30, 2005 have been removed from these figures. The change in cost of revenues over the first nine months is attributable to a large budgeted lower margin project which occurred in the first six months of 2005 as well as unfavorable economic factors in 2006 which the company has addressed. In addition, included in the cost of revenue for nine months ended 2006 is $388,201 or 2.7% of revenue attributable to the acquisition of a subsidiary (GIDC) in 2006.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2006 were $1.9 million, or 42.8% of revenue, as compared to $1.2 million, or 25.6% of revenue for the same period in 2005. Selling, general and administrative expenses for the nine months ended September 30, 2006 were $7.1 million, or 52.5% of revenue compared to $3.4 million, or 26.2% of revenue for the same period in 2005. Included in the nine months ended September 30, 2006 was $2,249,401 in stock based compensation or 16.6% of revenue. In addition to the stock based compensation, increase in selling, general and administrative expenses is also due to new acquisitions acquired in January 2006 representing $848,347 or 6.3% of revenue and July 2006 representing $414,217 or 3.1% of revenue. Selling, general and administrative expenses from discontinued operations of $0 and $380,282 for 2006 and 2005 respectively have been removed from the above figures.

Depreciation And Amortization

Depreciation and amortization expenses for the three months ended September 30, 2006 was $55,717 or 1.2% of revenue, as compared to $52,172 or 1.2% of revenue for the same period in 2005. Depreciation and amortization expenses for the nine months ended September 30, 2006 was $170,586 or 1.3% of revenue, as compared to $126,335 or 1.0% of revenue for the same period in 2005. Depreciation expense from discontinued operations of $792 and $5,136 for the three and nine months ended September 2006 and $101,764 and $300,259 for the three and nine months ended September 2005 have been removed from these figures.

Interest Expense

Interest expense for the three months ended September 30, 2006 was $197,843, or 4.4% of revenue, as compared to $207,045 or 4.6% of revenue for the same period in 2005. Interest expenses for the nine months ended September 30, 2006 were $524,858, or 3.9% of revenue, as compared to $627,685 or 4.9% of revenue for the same period in 2005. Interest expense for the three and nine months ended September 30, 2006 for derivatives in the amount of $1,487,978 and $5,323,704 have been excluded from these figures. Interest expense from discontinued operations for the three and nine months ended September 30, 200 in the amount of $2,431 and $9,183 have been removed from the above figures. In addition, interest expense due to parent was $52,978 and $126,973 for the three and nine months ended September 2006.

Net Income or Loss

Net loss from continuing operations for the three months ended September 30, 2006, was $(0.1) million, or (2.6)% of revenue, as compared to a profit from continuing operations of $23,060 or 0.5% of revenue from the same period in 2005. Net loss from continuing operations for the nine months ended September 30, 2006, was $(6.4) million, or (47.3)% of revenue, as compared to a profit from continuing operations of $34,396 or 0.3% of revenue from the same period in 2005. Net loss from discontinued operations of $34,707 and $41,072 for the three and nine months ended September 2006, and $3,110,913 and $3,286,436 for the three and nine months ended September 2005 have been removed from the above figures. The net loss realized during the nine period was due primarily to the adjustments to the fair market value of the derivative liability instruments, interest and amortization charges associated with financing and issuance of stock based compensation.

Debentures Due To Cornell Capital Partners

As of September 30, 2006 we had three convertible debentures due to Cornell Capital. The conversion feature on these debentures is variable based on trailing market prices and therefore contains an embedded derivative. We value the conversion feature at the time of issuance using the Black-Scholes Model and record a note discount and derivative liability for the calculated value. We recognize interest expense for accretion of the note discount over the term of the note. The derivative liability is valued at the end of each reporting period and results in a gain or loss for the change in fair value. Due to the volatile nature of our stock, the change in the derivative liability and the resulting gain or loss is usually material to our results.

The principal amount on our three convertible debentures due to Cornell Capital was $8,493,047 as of September 30, 2006 and the unamortized note discount was $6,086,825. For the quarter ended September 30, 2006, we recognized interest expense for accretion of the debt discount of $1,120,985 and a gain for the change in fair value of the derivative of $1,534,014 for these debentures. The derivative liability as of September 30, 2006 was $3,429,360 for the three debentures due to Cornell Capital.


THE YEAR ENDED DECEMBER 31, 2005 VERSUS THE YEAR ENDED DECEMBER 31, 2004
------------------------------------------------------------------------

Critical Accounting Policies And Estimates

The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: impairment testing, allowances for doubtful accounts and accruals for legal matters. Prior to the filing of our Annual Report on Form 10KSB, the Audit Committee of our Board of Directors reviewed these critical accounting policies and estimates and discussed them with our management.

On an annual basis GS CleanTech retains the services of an independent contractor, to value its intangible assets including the value of the Patents and Goodwill. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value

We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectibility of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

We are subject to legal proceedings. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. Estimates of the costs associated with dispute settlement are adjusted as facts emerge. Actual expenses incurred in future periods can differ materially from accruals established.

Revenues

Total revenues were $14.0 million for the year ended December 31, 2005, corresponding to an increase of $3.3 million, or 32.0%, over 2004 revenues of $10.6 million. The increase in revenues realized during 2005 was due to the addition of operating activities of a company acquired during May of 2005 increasing revenue in our field service operations by $1.3 million, a major soil transportation and disposal project with our TSDF facility of $1.6 million, and growth in base business ($0.4 million). Increased revenues from the addition of operating activities and increase in base business are expected to continue in 2006. Revenues from the discontinued operations at the New Jersey facility of $1.3 million and $2.6 million for 2005 and 2004 respectively have been removed from the above figures.

Cost of Revenues

Cost of revenues for the year ended December 31, 2005 were $10.5 million, or 75.5% of revenue, as compared to $7.8 million, or 73.3% of revenue in 2004. The change in cost of revenues is primarily attributable to the major soil transportation and disposal project noted above. This project was done at margins considerably lower than our base business. Cost of revenue without this project was 73.0% in 2005. Cost of sales from the discontinued operations at the New Jersey facility of $1.9 million and $2.4 million for 2005 and 2004 respectively have been removed from the above figures.

Selling, General and Adimistrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2005 were $4.6 million or 33.2% of revenue, as compared to $5.5 million, or 51.7% of revenue in 2004. The primary reason this decrease is due to the reduction in impairment of goodwill. Goodwill was impaired by $0.5 million and $2.3 million in 2005 and 2004 respectively. Net of impairment of goodwill, selling, general and administrative expenses overall have increased by $0.8 million in 2005 due to the acquisition of the field service operation acquired in May 2005. We expect that the percentage of these costs will decrease as a percentage of revenue in future periods. Selling, general and administrative expenses from the discontinued operations at the New Jersey facility of $0.4 million and $1.0 million for 2005 and 2004 respectively have been removed from the above figures.

Depreciation and Amortization

Depreciation and amortization expenses for the year ended December 31, 2005 were $0.2 million, or 1.2% of revenue, as compared to $0.4 million, or 0.4% of revenue in 2004. Depreciation and amortization expenses from the discontinued of operations at the New Jersey facility of $0.3 million and $0.4 million in 2005 and 2004 respectively have been removed from the above figures.

Interest Expense

Interest expenses for the year ended December 31, 2005 were $0.8 million, or 6.0% of revenue, as compared to $0.9 million, or 9.0% of revenue in 2004. Decrease in interest is attributable to GS CleanTech's various financings completed during 2005 and the elimination of GS CleanTech's factoring facility with Prestige Capital Corporation and a nine month decrease in the interest rate charged by GCS Investments. The Prestige facility was paid off entirely in March

2004  upon  closing  of  the  Laurus   Financing.   Interest  expense  from  the
discontinued operations at the New Jersey facility of $0.04 million in 2004 has been removed from the above figures.

Loss On Impairment Of Assets - Patents

During 2005, GS CleanTech identified a number of long lived assets that have been impaired by the closure of the recycling facility in Paterson, New Jersey. Based on the closure of this facility, an impairment charge to the value of the patents of $1.7 million along with an additional $0.1 million for permits related to the facility was realized. This compares with an impairment charge to the patents of $1.3 million which was recorded in 2004. The 2005 charge represents a complete write down of the patent values.

Loss On Impairment Of Assets - Equipment

Due to the closure of the recycling facility in Paterson, New Jersey a charge of $1.1 million was recorded in 2005. This represents a write down of all equipment associated with the recycling facility to zero.

Loss On Impairment Of Assets - Goodwill

During 2005, GS CleanTech realized an impairment to goodwill in the amount of $0.5 million. This impairment is due to the closure of the recycling facility in Paterson, New Jersey. This compares to an impairment to Goodwill of $2.3 million in 2004 which was associated with the environmental services operations.

Forgiveness Of Accrued Interest

There was no forgiveness of interest recorded in 2005. Forgiveness of accrued interest was recorded in 2004 for $408,207. This was related to the CCS Debenture and Jones purchase.

Net Loss

Our total net loss from continuing operations the year ended December 31, 2005, was $1.9 million or 13.4% of revenue, as compared to a loss of $3.1 million, or 29.0% of revenue in 2004. The majority of the loss in 2004 was attributable to a write off of $2.2 million of goodwill associated with the environmental services operations. Losses of $3.8 million and $3.4 million incurred in 2005 and 2004 respectively from the discontinued operations at the New Jersey facility have been removed from the above figures.

                         LIQUIDITY AND CAPITAL RESOURCES
                         -------------------------------

Our primary sources of liquidity are cash provided by operating, investing and financing activities. For the nine months ended September 30, 2006, net cash used by our operating activities was $4.5 million as compared to the net cash used by our operating activities of about $870,000 as of the nine months ended September 30, 2005.

The Company's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations and capital leases and planned capital expenditures. The Company's capital resources consist primarily of cash generated from operations and proceeds from issuance of debt and common stock. The Company's capital resources are impacted by changes in accounts receivable as a result of revenue fluctuations, economic trends, and collection activities. At September 30, 2006 the Company had cash of about $757,000. This cash represents a decrease of $2,001,000 from the quarter ended June 30, 2006.

Cash Flows for the Nine Months Ended September 30, 2006

Our operating activities during the first nine months of 2006 used $4.5 million in cash. Accounts receivable at September 30, 2006, net of allowance for doubtful accounts, totaled $3.2 million as compared to the September 30, 2005, balance of $3.1 million. Inventories at September 30, 2006 totaled 1.8 million as compared to the September 30, 2005 balance of $0. Accounts payable at September 30, 2006 totaled $3.2 million as compared to the September 30, 2005, balance of $2.9 million. Accrued expenses at September 30, 2006 totaled $1.8 million as compared to the September 30, 2005 balance of $1.6 million. The increase in accounts payable is primarily due to the acquisition of and GSID in January 2006 GC Clean Tech Ventures in July of 2006. The increase in inventories is due to the acquisition of GSID in January 2006.

For the nine months ended September 30, 2006, we used $355,315 from investing activities, and we provided net cash from financing of $5.2 million. We used these funds to further provide working capital for operations. Our financing arrangements are discussed further below in this Item 2 and in more detail in financing arrangements.

Cash Flows For 2005

Operating activities in 2005 used approximately $700,569 in cash flows. Non-cash expenses recorded for the year ended December 31, 2005 totaled $4.4 million and consisted primarily of $3.4 million in impairment charges, $0.5 million in depreciation and amortization, and about $0.5 million in interest expense.

Accounts receivable at December 31, 2005, net of allowance for doubtful accounts, totaled $2.2 million, an increase of $0.1 million from the December 31, 2004 balance of $2.1 million. Net accounts receivable from the discontinued operations at the New Jersey facility of $0.03 million and $0.3 million in 2005 and 2004 respectively have been removed from the previous figures. Accounts payable at December 31, 2005 totaled $2.0 million, an increase of $0.1 million from the December 31, 2004 balance of $1.9 million. Accounts payables from discontinued operations at the New Jersey facility of $0.5 million and $0.4 million in 2005 and 2004 respectively have been removed from the above figures. Accrued expenses at December 31, 2005 totaled $1.6 million, an increase of $0.1 million over the December 31, 2004 balance of $0.6 million. Accrued expenses from the discontinued operations at the New Jersey facility of $0.4 million and $0.7 million in 2005 and 2004 respectively have been removed from the above figures.

For the year ended December 31, 2005, we obtained net cash from financing of $1.0 million verses $3.9 million for 2004. We used these funds to complete our recapitalization process and to provide working capital for operations.

GS CleanTech had a negative working capital position of $6.6 million as of December 31, 2005 as compared to a negative working capital position of $2.1 million as of December 31, 2004. The current liabilities that contribute to the negative position include $1.9 million and $1.7 million, respectively, of the Laurus financing arrangement. This convertible debenture is currently in default due to the fact that the registration of the stock for the benefit of the Laurus Master Fund has not been completed.

The following is a summary of the Company's significant contractual cash obligations for the periods indicated that existed as of December 31, 2005. Information regarding these obligations is more fully disclosed in the Notes to the Consolidated Financial Statements (see Notes 8 and 10 to the Notes to the Consolidated Financial Statements).


                                    Years Ended December 31,
                                       2006          2007           2008         2009           2010           Total
                                    --------------------------------------------------------------------------------
Long and short term debt and capital
   lease obligations               $  4,279,192  $  1,677,688  $ 1,238,330  $    84,394  $     29,500 $   7,309,104
Operating leases                         44,080        18,900       18,900        6,300            --        88,180
                                   ------------  ------------  -----------  -----------  ------------ -------------
Total contractual cash obligations $  4,323,272  $ 1,696,588   $ 1,257,230  $    90,694  $     29,500 $   7,397,284

Going Concern

GS CleanTech incurred a loss of approximately $5.7 million during the year ended December 31, 2005. Also as of December 31, 2005, GS CleanTech had current liabilities exceeding its current assets by $ 5.1 million. These matters caused the Company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about GS CleanTech's ability to continue as a going concern.

The Company had a negative working capital position of $(11.0) million at September 30, 2006 which includes 3.6 million in derivative instruments (net).

Stockholder Matters

Stockholders' impairment was $5.0 million at September 30, 2006, as compared to an impairment of $5.0 million of stockholders equity at September 30, 2005.

As of September, 2006, the Company did not have sufficient shares of common stock authorized to accommodate conversion of all outstanding preferred stock, options, warrants and convertible debt.


     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 2006 (UNAUDITED)

ASSETS:                                                                 9/30/06
                                                                     -----------
Current assets:

   Cash ..........................................................   $    756,659
   Loans receivable-affiliate ....................................        182,140
   Accounts receivable, net ......................................      3,243,765
   Unbilled Revenue ..............................................        266,848
   Costs and earnings in excess of billings, current .............         61,184
   Prepaid expenses and other current assets .....................        277,106
   Inventory .....................................................      1,776,735
                                                                     ------------
           Total current assets ..................................      6,564,437

Property and equipment, net ......................................      1,556,698

Other Assets:
   Deposits ......................................................        135,063
   Costs and earnings in excess of billings, non current .........        223,569
   Permits, net ..................................................        181,046
   Property held for sale ........................................         59,298
   Deferred financing costs, net .................................        379,167
   Assets of discontinued operations .............................         99,300
   Investments in unconsolidated subsidiaries, at cost ...........      1,500,295
   Goodwill ......................................................      4,271,630
                                                                     ------------
       Total other assets ........................................      6,849,368
                                                                     ------------

TOTAL ASSETS .....................................................   $ 14,970,503
                                                                     ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings .........................................   $     16,975
   Short term borrowings - due to parent .........................      1,142,757
   Interest payable - due to parent ..............................        144,079
   Accounts payable ..............................................      3,208,246
   Accrued expenses ..............................................      1,795,445
   Current maturities of long-term debt ..........................        167,465
   Current obligations of capital lease ..........................         24,038
   Notes payable to non affiliated parties .......................        335,475
   Billings in excess of earnings ................................          1,949
   Deferred revenue ..............................................        125,000
   Line of credit ................................................      1,196,972
   Current portion of convertible debentures, net of discount ....      1,800,171
   Current convertible debentures - due to parent ................        606,364
   Liability for derivative instruments ..........................      6,222,632
   Federal/State income tax payable ..............................         90,000
   Liabilities of discontinued operations ........................        742,628
                                                                     ------------
       Total current liabilities .................................     17,620,196

Long-term debt, net of current maturities ........................        296,997
Accrued expenses, non current ....................................        114,462
Deferred revenue, non current ....................................        336,798
Notes payable to non affiliated parties ..........................        111,679
Convertible debentures, net of current portion and net of discount        733,333
                                                                     ------------
       Total long term liabilities: ..............................      1,593,269
                                                                     ------------

       Total liabilities: ........................................     19,213,465

Minority interest in consolidated subsidiary .....................        775,000

Stockholders' equity:
   Convertible preferred stock, $0.001 par value:
     Series A: 1,254,244 shares issued and outstanding ...........          1,255
     Series B: 438,650 shares issued and outstanding .............            439
Series D: 1,000,000 shares issued and outstanding ................         (1,000)
   Common stock, $0.001 par value, 250,000,000 authorized;
   249,828,213 issued and 249,828,213 outstanding ................        249,829

                                      F-1

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 2006 (UNAUDITED)

   Additional paid-in capital ....................................     52,518,621
   Accumulated deficit ...........................................    (57,789,106)
                                                                      ------------
       Total stockholders' equity ................................     (5,017,962)
                                                                      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................  $ 14,970,503
                                                                      ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.



     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

                                                     For the three months ending       For the nine months ending
                                                 -------------------------------------------------------------------
                                                      9/30/06          9/30/05          9/30/06          9/30/05
                                                 -------------------------------------------------------------------

Revenues: .....................................   $   4,529,556    $   4,513,793    $  13,551,586    $  12,858,880
   Cost of revenues ...........................       3,153,066        3,133,073        9,443,593        8,855,589
                                                  -------------    -------------    -------------    -------------
Gross profit ..................................       1,376,490        1,380,720        4,107,993        4,003,291

Operating expenses:
  Selling expenses ............................         284,149          254,554          920,816          764,340
  Stock based compensation ....................            --               --          2,249,401             --
  Research and development ....................          21,012             --             55,957             --
  General and administrative ..................       1,635,103          902,267        3,885,280        2,602,763
                                                  -------------    -------------    -------------    -------------
Total operating expenses ......................       1,940,264        1,156,821        7,111,454        3,367,103

Operating (loss) income .......................        (563,774)         223,899       (3,003,461)         636,188

Other income (expense):
  Miscellaneous income ........................           2,140              545           10,913           16,336
  Gain on forgiveness of interest expense .....            --               --            125,484           17,711
  Gain (Loss) on equipment disposal ...........             500            6,259          (40,302)           6,290
  Amortization of deferred financing costs ....            --            (75,833)            --
                                                                                                           (37,917)
  Change in value of derivative instruments ...       2,663,344             --          3,109,018             --
  Amortization of debt discount ...............      (1,487,978)            --         (5,323,704)
  Interest expense - due to parent ............         (52,978)            --           (126,973)            --
  Write down of investment ....................        (436,667)            --           (436,667)            --
  Interest expense ............................        (197,843)        (207,045)        (524,859)        (627,685)
                                                  -------------    -------------    -------------    -------------
    Total other income (expense), net .........         452,601         (200,241)      (3,282,923)        (587,348)

Income/Loss before provision for income taxes .        (111,173)          23,658       (6,286,384)          48,840
Provision for income tax, net .................           6,884             (598)        (121,193)         (14,444)
                                                  -------------    -------------    -------------    -------------
Income/Loss from continuing operations ........   $    (118,057)   $      23,060    $  (6,407,577)   $      34,396
                                                  =============    =============    =============    =============

Discontinued operations:
 Income (loss) from discontinued operations
                                                  $     (34,707)   $  (3,110,913)   $     (75,541)   $  (3,289,477)
   Gain on disposal, discontinued operations ..            --               --             34,469            3,041
                                                  -------------    -------------    -------------    -------------
       Total discontinued operations ..........         (34,707)      (3,110,913)         (41,072)      (3,286,436)
                                                  -------------    -------------    -------------    -------------

Net Income/Loss ...............................   $    (152,764)   $  (3,087,853)   $  (6,448,649)   $  (3,252,040)

Preferred Dividends ...........................            --               --      $    (681,594)            --
Net income/loss attributable to shareholders ..   $    (152,764)   $  (3,087,853)   $  (7,130,243)   $  (3,252,040)

Basic loss attributable to common shareholders,                    $       (0.00)   $       (0.03)   $       (0.02)
continuing operations .........................                                                      $       (0.00)
Basic loss attributable to common shareholders,   $       (0.00)   $       (0.07)   $       (0.03)   $       (0.10)
discontinued operations
Basic loss attributable to common shareholders,                    $       (0.00)   $       (0.07)   $       (0.03)
net ...........................................                                                      $       (0.08)
Weighted average shares of common stock
outstanding basic and dilutive ................     230,103,087       47,094,043      230,103,087       41,429,503


            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                                      F-3

    GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 (UNAUDITED)
                       AND SEPTEMBER 30, 2005 (UNAUDITED)
                                                                          9/30/06        9/30/05
                                                                       ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ............................................................   $(6,448,649)   $(3,252,041)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
   Depreciation and amortization ....................................       170,586        126,334
   Write down of long term investment ...............................       436,667
    Bad debt recovery ...............................................        53,674         63,282
    Stock-based compensation ........................................     2,249,401        158,026
   Settlement of debt ...............................................      (166,667)          --
   Change in net assets of discontinued operations ..................      (583,080)     2,690,847
   Loss on disposal of fixed assets .................................        40,302        (14,386)
    Gain on forgiveness of debt .....................................      (125,485)       (67,197)
   Amortization of deferred finance costs ...........................       (75,833)          --
   Amortization of BCF - related party ..............................        15,124           --
   Change in fair value of derivative instruments ...................    (3,109,018)          --
   Accretion of debt discounts ......................................     5,323,704           --

   Changes in assets and liabilities,
     (Increase) in accounts receivable ..............................      (530,562)      (655,378)
     Decrease in excess of billings .................................        (1,074)       (43,357)
     Increase (decrease) in unbilled revenue ........................       293,228       (124,292)
     (Increase) decrease in inventories .............................    (1,776,735)           244
     Decrease (increase) in prepaid expenses and other current assets          (118)        83,712
     Increase in billings in excess of earnings .....................         1,949         63,461
        Increase in accounts payable ................................       367,421        209,081
     Decrease in deferred revenue ...................................       (86,368)       (41,048)
     Increase in deferred taxes .....................................        90,000           --
     Increase (decrease) in other liabilities .......................      (234,490)        58,562
        Decrease in accrued expenses ................................      (422,233)      (126,111)
                                                                        -----------    -----------
       Net cash used in operating activities ........................    (4,518,256)      (870,261)
                                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

   Deposits .........................................................        (3,438)       (89,063)
   Permits ..........................................................          --          (16,500)
    Restricted cash released from restrictions ......................        29,254           --
   Loans to affiliates ..............................................      (182,140)          --
     Additions to and acquisition of property, plant and equipment ..      (198,991)      (123,675)
                                                                        -----------    -----------
       Net cash used in investing activities ........................      (355,315)      (229,238)
                                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from convertible debenture, net of financing costs ......     4,597,870        417,707
    Repayment of convertible debentures .............................       (78,000)          --
   Proceeds from convertible debenture - due to parent ..............       606,364        280,195
    Net proceeds from short term borrowings - related party .........       512,892         53,784
    Repayment of short-term borrowings ..............................        (5,436)      (259,356)
   Proceeds from notes payable - non affiliated parties .............       186,012          1,909
   Repayment of long-term debt, net .................................      (172,348)      (191,395)
Repayment of term financing .........................................      (100,000)          --
   Proceeds from issuance of common stock ...........................          --          (75,000)
   Investment in subsidiary .........................................      (261,327)          --
   Purchase of treasury stock .......................................          --         (340,624)
     Conversion of minority interest ................................       (50,000)          --
   Collection of stock subscription receivable ......................          --          175,000
                                                                        -----------    -----------
       Net cash (used in) provided by financing activities ..........     5,236,027         62,220

(Decrease) Increase in cash .........................................       362,458     (1,037,279)

Cash at beginning of period .........................................       394,201      1,096,327
                                                                        -----------    -----------

Cash at end of period ...............................................   $   756,659    $    59,048
                                                                        ===========    ===========

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 (UNAUDITED)
                 AND SEPTEMBER 30, 2005 (UNAUDITED) (CONTINUED)

                                                                            9/30/06       9/30/05
                                                                         ------------------------

Supplemental Disclosure of cash flow information

Cash paid during the period for Interest ..............................   $  524,858   $   55,770

Supplemental disclosure of non-cash investing and financing activities:
   Payment of Laurus financing/accrued interest with
     proceeds of Cornell Capital financing ............................    2,193,047         --
   Deferred financing costs paid with proceeds
     of Cornell Capital financing .....................................      455,000         --
    Convertible debentures conversions into common stock ..............    1,310,900         --
    Other long-term debt conversions into common stock ................    2,110,000         --
    Payables settled in stock .........................................       33,580      174,369
    Vehicles purchased via financing ..................................       71,145         --

Acquisition/investment of business through following:
    Issuance of common stock ..........................................         --         75,000
    Incurrence of term financing ......................................         --        128,000
   Incurrence of convertible debentures (Laurus Master Fund) ..........         --        408,750





            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1        BASIS OF PRESENTATION

The consolidated interim financial statements included herein have been prepared by GS CleanTech corp. ("GS CleanTech" or "the Company"), pursuant to the rules and regulations of the Securities and Exchange Commission with regard to Regulation S-B and, in the opinion of management, include all adjustments which, except as described elsewhere herein, are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in connection with the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

2        GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of $6,448,649 for the nine months ended September 30, 2006. As of September 30, 2006 the Company had $756,659 in cash, and current liabilities exceeded current assets by $11,055,759 including $3,620,857 in derivative liability instruments
(net). These matters raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. There can be no assurances that GS CleanTech will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3        SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

For the period ended September 30, 2006, the accompanying consolidated financial statements include all accounts of GS CleanTech Corporation and its subsidiaries:

     o GS EnviroServices - owns 100% of the environmental services divisions of Jones Environmental Services, NE, Enviro-Safe Corporation, and EnviroSciences of Delaware.

     o    GS Industrial Design - owns 100% of the process engineering division.

     o GS CleanTech Ventures - owns 70% of General Ultrasonics, 10% of Ovation Products Corp, and 3% of General Hydrogen Corp. Ovation Products Corp. and General Hydrogen Corp. were integrated into GS CleanTech Ventures using the Cost Method of accounting (see cost method accounting for unconsolidated subsidiaries below).

All significant inter company balances and transactions were eliminated in consolidation. The financial statements for the period ended September 30, 2006 have been consolidated to include the accounts of GS Industrial Design, EnviroSciences of Delaware, and GS CleanTech Ventures beginning January 2006. In addition, the financial statements for the period ended September 2005 have been consolidated to include the accounts of EnviroSciences of Delaware as of January of 2005.

COST METHOD OF ACCOUNTING FOR UNCONSOLIDATED SUBSIDIARIES

The Company's subsidiary GS CleanTech accounts for its 10% investment in Ovation Products Corp. (Ovation) and its 3% investment in General Hydrogen Corp. (General Hydrogen) under the cost method. Application of this method requires the Company to periodically review this investment in order to determine whether to maintain the current carrying value or to write off some or all of the investment. While the Company uses some objective measurements in its review, the review process involves a number of judgments on the part of the Company's management. These judgments include assessments of the likelihood of Ovation and General Hydrogen to obtain additional financing, to achieve future milestones, make sales and to compete effectively in its markets. In making these judgments the Company must also attempt to anticipate trends in Ovation's and General Hydrogen's respective industry as well as in the general economy. There can be no guarantee that the Company will be accurate in its assessments and judgments. To the extent that the Company is not correct in its conclusion it may decide to write down all or part of the investment.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3        SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured.

The Company provides environmental services that involve transportation and disposal of industrial waste. Revenues for the transportation and disposal of waste using the Company as the transporter that is disposed of at a third party location are recognized when the waste is delivered to the third party for processing and disposal. Revenues for the transportation and disposal of industrial waste using a third party transporter that is disposed of at the third party location are recognized when the waste is delivered to the third party location for processing and disposal. Revenues for the transportation and disposal of industrial waste that is disposed of at the Company's facility is recognized when the Company has received the waste at its facility due to the fact that the customer has no additional recourse and no additional services are provided to the customer after the waste is received.

The Company also provides environmental services and process engineering services on fixed priced contracts. Revenue from fixed priced contracts is recognized on the percentage of completion method, measured by the percentage of actual costs incurred to the estimated costs to complete. Changes in job performance and job conditions may affect total estimated costs and result in revisions to costs and revenues that affect future periods. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

The liability "deferred revenue" represents amounts invoiced to customers for deposits and partial payments on orders or projects not complete for delivery. The revenue, along with the project costs, is recognized upon delivery or completion of the project for the customer.

INVENTORIES

Due to the long lead times to obtain some components, GS Industrial Design, Inc. maintains an inventory of centrifuges and related parts. Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method.

LONG-LIVED ASSETS

The Company assesses the valuation of components of its property and equipment and other long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

GOODWILL AND OTHER INTANGIBLE ASSETS

The Company reviews its Goodwill annually at December 31 each year for possible impairment and more frequently if events or changes in circumstances indicate Goodwill might be impaired. The fair value of the Company's reporting units is analyzed using a discounted cash flow valuation approach. The discounted cash flow calculation is made utilizing various assumptions and estimates regarding future revenues and expenses, cash flow and discount rates. The assumptions used are sometimes significantly different than historical results due to the Company's

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3        SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

current business initiatives. If the Company fails to achieve results in line with the assumptions used, intangible assets may be impaired. At December 31, 2005 the Company had only one reporting unit but has made certain acquisition during 2006 resulting in additional reporting units. Significant assumptions used in the Company's annual impairment analysis for the year ended December 31, 2005 include a discount rate of 19% and a long-term growth rate of 5%. Possible impairment may exist if the fair value computed using the discounted cash flow valuation approach is lower than the carrying amount of the reporting unit (including goodwill). Further analysis would be required if possible impairment exists by comparing the implied fair value of the reporting unit, which is the excess of the fair value of the reporting unit over amounts assigned to the reporting units assets and liabilities, to the carrying amount of goodwill. If the carrying amount of the reporting unit goodwill is greater than the implied fair value, an impairment loss equal to the difference would be recorded and goodwill would be written down.

4        STOCKHOLDERS EQUITY

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company's stock on the date of stock issuance or option/grant is used. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) 123R, SHARE-BASED PAYMENT, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The Company also followed the disclosure requirements of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the prior periods presented in the Form 10-QSB have not been restated to reflect the fair value method of expensing share-based compensation.

In 2003, the Company's shareholders approved the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. An aggregate of 5,322,652 shares of Common Stock were initially reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


4        STOCKHOLDERS EQUITY (CONTINUED)

SUPPLEMENTAL DISCLOSURE FOR STOCK-BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The revised SFAS No. 123 may have a material effect on the Company's results of operations but not on the Company's financial position.

On March 31, 2006, the Company issued 40,000,000 stock options as part the stock based employee compensation plan, including 10,000,000 stock options to Kevin Kreisler, the Company's Chief Executive Officer. Activity under the Plan and issuances of options and/or warrants for the quarter ended September 30, 2006 is as follows:

                                         Number of Shares     Weighted  Average
                                                                Exercise Price
                                        ----------------------------------------

Outstanding at December 31, 2004               9,700,427     $          0.47
   Granted at fair value                            --                  --
   Forfeited                                        --                  --
   Exercised                                        --                  --
                                             ------------     ---------------
Outstanding at December 31, 2005               9,700,427                0.47
   Granted at fair value                      40,000,000                0.04
   Forfeited                                     (22,943)                --
   Exercised                                        --                   --
                                             -------------     ---------------
Outstanding at September 30, 2006             49,700,427     $          0.12

STOCK ISSUANCES

During the third quarter of 2006 there were no common stock issuances.

INCREASE IN AUTHORIZED

On March 24, 2006, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation. On March 24, 2006, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment. The amendment will be filed and will become effective approximately twenty days after the Company's Information Statement is mailed to the shareholders. The effect of the amendment will be to increase the number of authorized shares of common stock, $0.001 par value, from 250,000,000 to 500,000,000.

5        RELATED PARTY TRANSACTIONS

CONVERTIBLE DEBENTURES ISSUED TO GREENSHIFT

During the three months ended September 30, 2006, the Company received $286,611 from Greenshift leaving a balance at September 30, 2006 of $1,749,121 including convertible debentures issued to GreenShift in the amount of $606,363 in 2005 and 2006. Interest in the amount of $144,079 was accrued at a rate of 8%. GreenShift is an 80% shareholder of GS CleanTech and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of GS CleanTech.

During 2005, the Company's subsidiary ESI entered into a Management Services Agreement with GreenShift Corporation, its parent, under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement is for a term of five years and provides for GreenShift to receive $150,000 per year. As of September 30, 2006 the remaining balance due of $269,980 was converted into a convertible debenture.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5        RELATED PARTY TRANSACTIONS (CONTINUED)

TRANSACTIONS WITH FORMER ESI STOCK HOLDERS AND FORMER EMPLOYEES

As part of the acquisition of the Company's subsidiary ESI, the Company acquired Northvale Properties, Inc. ("Northvale") owned a building and land in Northvale, New Jersey, which has environmental contamination. Northvale was owned by ESI stockholders and former employees.

The Northvale property was sold in 2001 for $1.8 million, of which $1.5 million was paid at closing and applied to the amount owed to ESI. The $300,000 balance due from the buyer of the property was paid in August 2002 ($200,000) and October 2002 ($100,000) as final payment for all remaining remediation costs. The property may be eligible for the Brownfields rebate from the State of New Jersey. The purchaser of the property has assigned the rights to these rebates to the Company if in fact the property is eligible for the rebates. However the amount and timing of any such rebates will depend on the ultimate use of the property. Revenues recognized related to Northvale project for professional services for nine months ended September 30, 2006 and 2005 were $ 259,794 and $333,165 respectively.

GREENSHIFT TRANSFER OF SHARES OF COMMON STOCK

During the nine months ended September 30, 2006, Greenshift Corporation (the parent company) transferred 588,235 shares of its common stock to the
Corporation the Company's subsidiary ESI with a cost basis of $30,000. The Company realized a gain on the sale of these marketable securities of $105,645 and is included in additional paid in capital.

GREENSHIFT CONVERSION OF PREFERRED STOCK TO COMMON STOCK

On February 10, 2006 GreenShift Corporation converted 1,609,590 shares of Series A Preferred Stock and Series B Preferred Stock into 63,633,322 shares of common stock.

ISSUANCE OF SERIES D PREFERRED STOCK TO GREENSHIFT

On March 24, 2006 GS CleanTech issued 1,000,000 shares of Series D Preferred Stock to GreenShift Corporation. In consideration of the Series D shares, GreenShift Corporation surrendered 750,000 shares of GS CleanTech's Series C Preferred Stock and 63,633,322 shares of GS CleanTech common stock.

On July 1, 2006, GS CleanTech acquired from its majority shareholder, GreenShift Corporation, 100% of the outstanding capital stock of GS EnviroServices, Inc. (f/k/a GreenWorks Corporation) and 100% of the outstanding capital stock of GS CleanTech Ventures, Inc. In exchange for the shares in GS EnviroServices and GS CleanTech Ventures, GS CleanTech assumed GreenShift's obligations under certain debentures in the principal amount of $1,900,000. GS CleanTech has also agreed to amend the Series D Preferred Stock now held by GreenShift to increase the portion of GS CleanTech's equity represented by the Series D shares from 70% to 80%.

TRANSACTIONS WITH FAMILY MEMBERS OF KEVIN KREISLER

In February 2006, Serenity Capital, LLC, purchased from GCS Investments $500,000 in convertible debt issued by GS CleanTech. During the period ended March 31, 2006, Serenity effected conversions totaling $100,000, corresponding to 5,000,000 shares of the Company's common stock. During the second quarter 2006 Serenity effected additional conversions totaling $100,000 into a total of 5,000,000 shares of the Company's common stock. Serenity is owned by a family member of the Company's chairman.

In February 2006, Cyrus Capital, LLC, purchased from GCS Investments $500,000 in convertible debt issued by GS Clean Tech. During the period ended March 31, 2006, Cyrus effected conversions totaling $280,000, corresponding to 14,000,000 shares of the Company's common stock. During the second quarter 2006 Cyrus effected additional conversions totaling $120,000 into a total of 6,000,000 shares of the Company's common stock. Cyrus is owned by a family member of the Company's chairman.

OTHER RELATED PARTY TRANSACTIONS

During the nine months ended September 2006, Candent Corporation loaned $250,000 to General Ultrasonics. The president of Candent is the wife of the Company's chairman. All of the issued and outstanding capital stock of Candent is held in trust for the benefit of its president.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6        FINANCING ARRANGEMENTS

The following is a summary of the Company's financing arrangements as of September 30, 2006:

Short-term borrowings
   Vendor composition plans .............................   $    16,975
   Short term loans - due to parent .....................     1,142,757
                                                            -----------
     Total short term borrowings ........................   $ 1,159,732

Current maturities of long-term debt:
   Note payable - due to non affiliated parties .........       335,475
   Line of credit .......................................     1,196,972
    Vehicle loans and other current obligations .........       167,465
                                                            -----------
      Total current maturities of long-term debt ........   $ 1,669,912

Current portion of convertible debentures:
   Cornell Capital convertible debenture (April 21, 2006)   $ 2,102,147
   Cornell Capital convertible debenture (July 1, 2006) .     1,900,000
   Convertible debenture - related party ................       606,363
   Convertible debenture - Serenity Capital, LLC ........       300,000
   Convertible debenture - Cyrus Capital, LLC ...........       100,000
      Total Note Discounts ..............................    (2,601,976)
                                                            -----------
       Total current portion of convertible debentures ..   $ 2,406,534

Long-term debt:
   Vehicle loan, net of current .........................       296,997
   Notes payable - due to non-affiliated parties ........       111,679
                                                            -----------
      Total long-term debt ..............................       408,676

Convertible debentures, non-current
   Cornell Capital convertible debenture (April 13, 2006)     4,400,000
   Note Discount ........................................    (3,666,667)
                                                            -----------
     Total convertible debentures, non-current ..........   $   733,333

The following chart is presented to assist the reader in analyzing the Company's ability to fulfill its fixed debt service requirements (net of note discounts) of as of September 30, 2006 and the Company's ability to meet such obligations:


Year                                                            Amount
----                                                           --------
2006 - 2007                                                 $   7,852,369
2007 - 2008                                                       225,339
2008 - 2009                                                     4,503,223
2009 - 2010                                                        75,368
2010 - 2011                                                        20,529
                                                            -------------
Total minimum payments due under current
  and long-term obligations                                $  12,676,828
                                                           =============

SHORT TERM BORROWINGS

During the three months ended September 30, 2006, the Company received $286,611 from Greenshift leaving a balance at September 30, 2006 of $1,749,121 including convertible debentures issued to GreenShift in the amount of $606,363 in 2005 and 2006. Interest in the amount of $144,079 was accrued at a rate of 8%. GreenShift is an 80% shareholder of GS CleanTech and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of GS CleanTech.


During 2005, the Company's subsidiary ESI entered into a Management Services Agreement with GreenShift Corporation, its parent, under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement is for a term of five years and provides for GreenShift to receive $150,000 per year. As of September 30, 2006 the remaining balance due of $269,980 was converted into a convertible debenture.

TERM FINANCING

The Company had certain term financing totaling $100,000 as of December 2005. $50,000 was paid in the first quarter of 2006 and the remainder was paid in the third quarter 2006.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6        FINANCING ARRANGEMENTS (continued)

NOTES PAYABLE

Notes payable to non-affiliated parties includes a loan of $125,000, which bears interest of 3% commencing January 1, 2004. The note requires repayment of principal and interest monthly commencing June 2005 through February 2008 with a final principal payment of $78,538 in March 2008. The balance on this note-payable as of September 30, 2006 is 115,016. Interest in the amount of $2,019 has been recognized for the nine months ended September 30, 2006.

In 2003, $225,000 of financing and $15,000 of accrued interest were provided by an additional party. A promissory note was issued bearing interest at 6% and requiring repayment of $100,000 on or before September 30, 2004. The balance of principal and interest payable were payable on or before September 30, 2005. Subsequent to the payment of the $100,000 due September 30, 2004, there remained a balance due of $140,000. In December 2004, the note-holder agreed to waive interest from January 2004 forward. In December 2005, the note-holder agreed to the remaining balance due ($131,420) could be paid in consecutive monthly payments of $ 5,476 from January 2006 through December, 2007. As of September 30, 2006, the balance on this note payable was 82,137.

During the nine months ended September 2006, Candent Corporation loaned $250,000 to General Ultrasonics. The president of Candent is the wife of the Company's chairman. All of the issued and outstanding capital stock of Candent is held in trust for the benefit of its president.

LINE OF CREDIT AND OTHER DEBT FINANCINGS

The Company has a credit line of $1,350,000 which bears interest at the bank's base rate plus three-quarters of one percent. The line is secured by all corporate assets of the Company's subsidiary f/k/a Enviro-Sciences of New Jersey
(ESI) and was subject to renewal on January 16, 2004. The line remains orally extended since January 2004. As of September 30, 2006 there is a balance of $ 1,196,972 drawn on the credit line.

The business loan agreement document underlying the credit line agreement has the following required financial covenants, none of which is met as of September 30, 2006.

       Tangible Net Worth - Minimum of $ 1,000,000
       Net Worth Ratio - Minimum Ratio of 1.75 to 1
       Working Capital - Minimum Ratio of $ 100,000
       Current Ratio - Minimum Ratio of 1.25 to 1
       Income - Minimum $ 250,000
       Cash Flow Requirement - Minimum of $ 350,000
       Fixed Charge Ratio - Minimum Ratio of 2 to 1
       Other Ratio - Cash flow to Current maturity of LT Debt of 1.25 to 1

TRANSACTIONS INVOLVING CONVERTIBLE DEBENTURES ISSUED TO GCS INVESTMENTS

In February 2006, Serenity Capital, LLC, purchased $500,000 in debt from GCS Investments. The conversion feature on the debenture due to Serenity is variable based on trailing market prices and contains an embedded derivative. A note discount of $500,000 and a derivative liability of $1,672,000 were recorded at the assumption date. During the first and second quarter's 2006 Serenity effected conversions totaling $200,000 into a total of 10,000,000 shares of the Company's common stock. As of September 30, 2006, the principal amount due on the debenture was $300,000. In the third quarter 2006 interest expense from accretion of the debt discount was $68,182 and gain on the fair market value of the derivative liability was $732,540. As of September 30, 2006 the derivative liability for debenture due to Serenity was $368,160. Interest is accrued at a rate of 5% on the principal balance. As of September 30, 2006, $7,875 of interest is accrued on this debenture. Serenity is owned by a family member of the Company's chairman.

In February 2006, Cyrus Capital, LLC, purchased $500,000 in debt from GCS Investments. The conversion feature on the debenture due to Cyrus is variable based on trailing market prices and contains an embedded derivative. A note discount of $500,000 and a derivative liability of $1,672,000 were recorded at the assumption date. During the first and second quarter of 2006, Cyrus effected conversions totaling $400,000 into a total of 20,000,000 shares of the Company's common stock. As of September 30, 2006, principal amount due on the debenture was $100,000. In the third quarter 2006 interest expense from accretion of the debt discount was $22,727 and gain on the fair market

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6 FINANCING ARRANGEMENTS (CONTINUED) value of the derivative liability was $224,180. As of September 30, 2006 the derivative liability for the debenture due to Cyrus was $122,720. Interest is accrued at a rate of 5% on the principal balance. As of September 30, 2006, $3,394 of interest is accrued on this debenture. Cyrus is owned by a family member of the Company's chairman.

TRANSACTIONS WITH CORNELL CAPITAL PARTNERS

On April 13, 2006, GS CleanTech entered into a Securities Purchase Agreement with Cornell Capital Partners, LP, under which Cornell purchased a Convertible Debenture in the amount of $4,400,000. The Debenture was issued as of April 13, 2006. Cornell paid the $4,400,000 purchase price on April 19, 2006. The Company paid $440,000 in deferred finance costs and $15,000 in structuring fees as part of this transaction. The conversion price of the Debenture shall be equal to the lesser of $0.10 per share or 90% of the volume weighted average price of the Company's common stock for the thirty days preceding conversion, with the conversion price reduced, at the holders option, to the price for which the Company issues common stock or convertible instruments to any other party. Cornell will be entitled to convert the Debenture on the basis of the conversion price into GS CleanTech common stock, provided that Cornell cannot convert into shares that would cause Cornell to own more than 4.99% of GS CleanTech's outstanding common stock. The Debenture will bear interest at 5% per annum. Accrued interest and the principal amount will be payable on April 1, 2009. GS CleanTech's obligations under the Debenture are secured by a pledge of all of its assets, subject to Cornell's agreement to subordinate its security interest to any line of credit that GS CleanTech obtains from a bank or other financial institution. The proceeds of the Debenture may only be used by GS CleanTech to support the deployment by GS CleanTech's wholly owned subsidiary, GS Industrial Design, Inc. ("GSID"), of its various technologies, specifically including GSID's Corn Oil Extraction and CO2 BioReactor technologies. The Company agreed to issue to Cornell a five year Warrant to purchase 7,500,000 common shares at $0.10 per share, a five year Warrant to purchase 7,500,000 common shares at $0.15 per share, a five year Warrant to purchase 15,000,000 common shares at $0.20 per share, a five year Warrant to purchase 20,000,000 common shares at $0.25 per share. The Company may redeem the debentures at any time for an amount equal to 120% of the outstanding principal and accrued interest. The conversion feature on this debenture due to Cornell Capital Partners, LP (dated April 13,
2006) is variable based on trailing market prices and contains an embedded derivative. A note discount of $4,400,000 and a derivative liability of $14,958,108 were recorded at the assumption date. In the third quarter ended September 30, 2006, interest expense from accretion of the debt discount was $366,667 and gain on the fair market value of the derivative liability was $560,560. As of September 30, 2006 the derivative liability for debentures due to Cornell Capital Partners, LP was $3,429,360 and interest of $102,055 has been accrued.

On April 21, 2006 Cornell Capital Partners, LP purchased from Laurus Master Fund, Ltd. the Secured Minimum Borrowing Note and the Revolving Note that GS CleanTech issued to Laurus on March 31, 2004. The aggregate debt, including accrued interest and penalties, was $2,193,047. Subsequently GS CleanTech agreed with Cornell Capital Partners to amend the Revolving Note such that its terms are now identical to the Secured Minimum Borrowing Note. The debenture will bear interest at a rate of the prime lending rate plus 5%. GS CleanTech also agreed to modify the conversion feature of the two Notes. The Notes, as modified, may be converted by Cornell Capital Partners into common stock at a conversion rate equal to the lesser of (a) $0.10 per share or (b) 90% of the lowest VWAP for the thirty trading days preceding conversion. The conversion feature on this debenture due to Cornell Capital Partners, LP (dated April 13, 2006) is variable and contains an embedded derivative. A note discount of $2,193,047 and a derivative liability of $18,444,715 were recorded at the assumption date. On May 2, 2006, Cornell Capital Partners, LP effected conversions totaling $90,900, corresponding to 3,000,000 shares of the Company's common stock. Interest expense from accretion of the debt discount was $490,308 and gain on the fair market value of the derivative liability was $16,699,597 for the quarter ended June 30, 2006. In the third quarter ended September 30, 2006, interest expense from accretion of the debt discount was $525,534 and gain on the fair market value of the derivative liability was $673,444. As of September 30, 2006 the derivative liability for debentures due to Cornell Capital Partners, LP was $1,071,674 and interest of $124,214 has been accrued.

On July 1, 2006, GS CleanTech assumed from GreenShift Corporation, 100% of the outstanding capital stock of GS EnviroServices, Inc. (f/k/a GreenWorks Corporation) and 100% of the outstanding capital stock of GS CleanTech Ventures, Inc. GS EnviroServices, Inc. which owns an environmental engineering business called Enviro-Sciences (of Delaware) Corporation. GS CleanTech Ventures holds equity stakes in General Hydrogen Corporation, General Ultrasonics Corporation, Ovation Products Corporation, and Aerogel Composite, Inc. In

GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


6        FINANCING ARRANGEMENTS (CONTINUED)

exchange for the shares in GS EnviroServices and GS CleanTech Ventures, GS CleanTech assumed GreenShift's obligation of a Securities Purchase Agreement with Cornell Capital Partners, LP in the principal amount of $1,900,000. GS CleanTech has also agreed to amend the Series D Preferred Stock now held by GreenShift to increase the portion of GS CleanTech's equity represented by the Series D shares from 70% to 80%. GS CleanTech also agreed to assume the conversion feature of the Notes. The Note, as assumed is convertible into GS CleanTech's common stock at the lesser of $0.10 per share or the average of the three lowest closing market prices of GS CleanTech's common stock for the thirty days preceding conversion provided that the shareholder may not convert any portion of its debentures where such conversion would bring the shareholder to greater than 4.95% of GS CleanTech's outstanding common stock, in which case the relevant number of conversion shares are held in escrow by the Company pending compliance with this limitation. The Debenture will bear interest at 5% per annum. Accrued interest and the principal amount will be payable on April 1, 2008. The conversion feature on this debenture due to Cornell Capital Partners, LP (dated April 17, 2006) is variable and contains an embedded derivative. A note discount of $1,471,740 and a derivative liability of $1,471,740 were recorded at the assumption date. Interest expense from accretion of the debt discount was $228,784 and gain on the fair market value of the derivative liability was $300,010 was recorded for the quarter ended September 30, 2006. As of September 30, 2006 the derivative liability for the debenture due to Cornell Capital Partners, LP was $1,171,730 and interest of $23,750 has been accrued.

RELATED PARTY CONVERTIBLE NOTE

During 2005, GS CleanTech borrowed $280,196 from GreenShift Corporation in the form of a convertible promissory note at a rate of 8%. The note is due on September 30, 2006. Based on the terms of the conversion option, the debt was determined to contain a beneficial conversion feature, recorded as a discount on the debt of $20,165, amortizable over the term of the debt. A total of $20,165 has been recorded based on the amortization of the discount in 2006. As of September 30, 2006 the debt discount has been amortized in full. GreenShift is an 80% shareholder of GS CleanTech and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of GS CleanTech.

CONVERTIBLE PROMISSORY NOTE - BERGER

In May 2005, GS CleanTech acquired the assets of NCES. As part of this acquisition, GS CleanTech assumed a convertible promissory note in the amount of $128,000 payable to Robert Berger. This note was due and payable November 10, 2005. The payee may elect at any time to convert any or all of the outstanding principal into common stock equal to the amount due divided by the average closing price of such common stock for the (30) day prior period to the date of the exercise of this conversion. In November 2005, the Company made a payment of $50,000 reducing this note to $78,000. During the three months ended June 30, 2006, a $58,160 reduction of this note was effected by agreement with Mr. Berger in exchange for services performed on his behalf. The $19,839 balance of the note is in default and is immediately due and payable. Based on the terms of the note, it was determined that the conversion option was an embedded derivative conversion feature. Accordingly, the company recognized a liability for this derivative conversion feature of $52,800, recorded as a debt discount which was fully amortized over the term of this short term debt in 2005. The derivative liability was marked to fair value at June 30, 2006 resulting in an accounting gain of $23,043 for the change in fair value of the derivative liability. On September 11, 2006 the Company paid the remaining balance due on this convertible debenture.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


7        OPERATING LEASE COMMITMENTS

As part of the acquisition of Company's subsidiary ESI, the Company assumed leases on certain office space and equipment under operating leases. In June 2004, ESI began discussions with the managing agents for the Mt Arlington headquarters space regarding the need to reduce the office rent expense in light of the reduced revenue base and reduced staffing. In July, a revised lease was signed effective August 1, 2004 through the end of the original lease term wherein ESI reduced the space it occupied and received a corresponding reduction in the office rent charged.

In April, 2006, the Company renegotiated its lease for office space at the Mount Arlington office, which supersedes the former lease starting April 1, 2006. The revised lease extends the term through April 30, 2010. The following is a schedule of future minimum rental payments on office space (exclusive of common area charges) required under this new operating lease:

            April 1, 2006 - December 31, 2006                 $   85,082
            January 1, 2007 - December 31, 2007               $ 116,395
            January 1, 2008 - December 31, 2008               $ 120,191
            January 1, 2009 - April 30, 2010                  $   41,750

Rent expense of $ 81,210 and $ 68,188 was recorded by the Company for the nine months ended September 30, 2006 and 2005 respectively. In addition to the base rent, the Company also pays for utilities and for its share of increases in operating costs over a base period.

The following is a schedule of future minimum rental payments on operating leases on office equipment that have initial or non-cancelable lease terms in excess of one year as of September 30, 2006:

          January   2007 - December 31, 2007            16,926

The Company has been in negotiations with one lessor to terminate the lease agreement signed by ESI and return all equipment in exchange for a payment of a reduced settlement amount significantly less then the remaining stream of lease payments due. The full remaining lease payments due, including all payments in arrears, would have been approximately $ 107,000. The Company signed and executed an agreement in January 2006 wherein the Company would pay 2 payments of $ 10,500 in February and March 2006 (said payments having been made) as settlement of all past and future charges associated with this lease.

The Company is also in negotiations with another lessor to terminate several lease agreements for office equipment. All of the equipment under leases has been returned to the lessor, in some cases prior to the expiration of the agreed lease period. Approximately $ 30,000 is due on all operating leases with this lessor thru the end of their respective terms. The Company is seeking to negotiate a lower settlement amount but has recorded the full $ 30,000 under current liabilities.

Further, the Company is in negotiations with this lessor to terminate a capital lease which has an expiration date of December 2006. Again, the Company has returned the equipment and is attempting to negotiate a settlement amount. The payments due under the full lease agreement including those in arrears would be approximately $25,000. The liability reflected under Capital leases payable as of 9/30/2006 includes approximately $ 24,000 (current & non-current) for this lease based on the normal amortization of lease payments. An additional $ 5,000 has been accrued to cover the maximum payments due if no concession is received.

8    RETIREMENT PLAN

As part of the acquisition the Company's subsidiary ESI, the Company assumed a deferred compensation plan (401(k) plan) from ESI-NJ under which eligible employees are permitted to elect the amount of their salary deferrals, subject to certain statutory limitations. Currently, the Company's subsidiary provides a 10% match on all eligible employee deferrals and at its option, may add a profit share match. The gross 401(k) matching contribution expense (before reductions from forfeitures) for nine months ended September 30, 2006 and 2005 was $ 5,887 and $5,389 respectively.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9        UNCOMPLETED PROJECTS

Costs and billings on uncompleted projects as of September 30, 2006 are summarized as follows:

 Costs incurred on uncompleted projects ......................................   $ 2,147,743
 Estimated earnings ( losses ) ...............................................      (613,783)
                                                                                 -----------
 Less:  Billings to date .....................................................     1,249,207
                                                                                 -----------

          Totals .............................................................   $   284,753
                                                                                 ===========
Included in the accompanying balance sheets under the following captions:

 Costs and estimated  earnings  (losses) in excess of billings on  uncompleted   $   284,753
 projects
                                                                                 -----------

 Net .........................................................................   $   284,753
                                                                                 ===========


10       DEFERRED REVENUES

The total deferred revenues at September 30, 2006 were $461,798, of which $125,000 is shown as a current liability based on management's estimate of progress that will be made in the next twelve months.

Deferred revenues at September 30, 2006 include $202,000 for a fixed price project, and $259,794 for the remediation of the Northvale property.

11       PROPERTY HELD FOR SALE

The Company's subsidiary ESI purchased an industrial property in Cleveland, Ohio from its major customer for $59,298. The site requires remediation costs before the property can be sold. Management estimates the remediation liability to approximate the cost of the property. As such, a remediation liability in the amount of $59,298 has been recorded and is included in accrued expenses on the balance sheet in the accompanying financial statements.

12        CAPITAL LEASES

The Company assumed certain capital leases entered into by Company's subsidiary ESI having lease expirations in various years through 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair values of the asset at the inception of the lease. The assets are amortized over the lower of their related lease terms or their estimated productive lives. One capital lease has not matured as of September 30, 2006 and as noted previously in Note 7 under Operating Leases, the leased equipment has been returned and negotiations are in progress to terminate the lease based on a reduced payment of past and future lease payments due. The asset has been fully amortized through expense based on the return of the equipment.

13       MEDICAL BENEFITS PROGRAM

The Company's subsidiary ESI self-insures a portion of their employee medical benefits. The Company's exposure is limited on both an individual employee and aggregate basis. Employees contribute a portion of the insurance costs and the program is administered by a third party. Expenses for the company's portion of claims plus insurance premiums for the nine month periods ended September 30, 2006 and 2005 were $169,284 and $170,427 net of amounts contributed by employees.

Accrued employee benefits of $41,417 at September 30, 2006, has been recorded for the cost of the "tail" for the semi self-insured plan. This "tail" only becomes payable when the current plan is terminated. Management has no immediate plans to terminate the plan and therefore the liability has been recorded as non-current.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14       SEGMENT INFORMATION

GS CleanTech currently operates three business segments: Environmental Services and Process Engineering. Summarized financial information about each segment is as follows:

                                      -------------- --------------- --------------- --------------- ---------------
                                        Corporate    Environmental      Process        Technology        Total
                                                        Services      Engineering     Development
                                      -------------- --------------- --------------- --------------- ---------------
For the three months ended
9/30/2006:

Revenue
2006                                        --      $  4,264,547   $    265,008            --      $  4,529,555
2005                                        --         4,513,793           --              --         4,513,793


Operating Income
2006                                    (202,236)        423,841       (569,819)       (215,561)       (563,774)
2005                                    (248,985)        472,884           --              --           223,899


For the nine months ended 9/30/2006:


Revenue
2006                                        --        13,094,262        457,324            --        13,551,586
2005                                        --        12,858,880           --              --        12,858,880


Operating Income
2006                                  (2,181,565)        839,240     (1,246,919)       (414,217)     (3,003,461)
2005                                    (286,971)        923,157           --              --           636.188


Total Assets
2006                                   4,477,360       5,750,924      2,840,382       2,001,135      15,069,801
2005                                   4,728,124       5,766,805           --              --        10,494,929


15       ACQUISITIONS

GS CleanTech follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged. For transfers of assets under common control, the Company follows APB Opinion 16, "Business Combinations".

GS INDUSTRIAL DESIGN, INC.

On January 22, 2006, GS CleanTech acquired 100% of the stock of GreenShift Industrial Design Corporation and Tornado Trash Corporation ("TTC") from GreenShift Corporation ("GreenShift") in return for 10% of the fully diluted stock in GS CleanTech. GreenShift Corporation previously held approximately 70% of the fully diluted capital stock of GS CleanTech Corporation at the time of this transaction, and due to the transfer of assets between companies under common control these transfers were recorded at cost for accounting purposes. GreenShift Industrial Design Corporation was subsequently renamed GS Industrial Design, Inc. ("GSID").

GSID is an early stage company that focuses on the engineering and marketing of clean technologies and processes that enhance manufacturing efficiencies improve resource utilization and minimize waste. GSID's mission is to use its array of clean technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources.

Tornado Trash Corporation ("TTC") is a development stage company formed to deploy commercial applications of GIDC's innovative green technologies with the specific goal of minimizing and eliminating the practice of landfill disposal by converting trash into valuable metals, chemicals, plastics, fuels and energy. TTC plans to focus on centralized applications of its technologies at, for example, landfills and transfer stations, and decentralized applications of its technologies in new green appliances positioned to residential and commercial consumers.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15       ACQUISITIONS (CONTINUED)

GS ENVIROSERVICES AND GS CLEANTECH VENTURES

On July 1, 2006, GS CleanTech Corporation acquired from its majority shareholder, GreenShift Corporation, 100% of the outstanding capital stock of GS EnviroServices, Inc. (f/k/a GreenWorks Corporation) and 100% of the outstanding capital stock of GS CleanTech Ventures, Inc.

GS EnviroServices, Inc. owns an environmental engineering business called Enviro-Sciences (of Delaware) Corporation. GS CleanTech Ventures holds equity stakes in General Hydrogen Corporation, General Ultrasonics Corporation, Ovation Products Corporation, and Aerogel Composite, Inc.

In exchange for the shares in GS EnviroServices and GS CleanTech Ventures, GS CleanTech assumed GreenShift's obligations under certain debentures in the principal amount of $1,900,000. GS CleanTech has also agreed to amend the Series D Preferred Stock now held by GreenShift to increase the portion of GS CleanTech's equity represented by the Series D shares from 70% to 80%.

The consolidated financial statements include the financial statements of GS EnviroServices, Inc. and GS CleanTech Ventures, Inc. Due to the fact that these entities were acquired from GreenShift Corporation, a related party, the of these entities are included from January 1, 2005.

16       SUBSEQUENT EVENTS

GUARANTY AGREEMENT

On October 31, 2006 GS CleanTech guaranteed the following obligations:

     o 14-month Term Note in the principal amount of $6,000,000 issued by NextGen Acquisition, Inc., to Stillwater Asset-Based Fund, LP;

     o 3-year Secured Convertible Debenture in the principal amount of $13,000,000 issued by GS AgriFuels Corporation to Cornell Capital Partners, LP.

GS CleanTech's guaranty was secured by a pledge of its assets. The proceeds of the financing transactions were used to fund the acquisition by GS AgriFuels Corporation of NextGen Fuels, Inc., a current customer of GS Energy's Warnecke Design manufacturing subsidiary.

GS AgriFuels Corporation is a subsidiary of GreenShift Corporation, which owns 80% of the equity in GS CleanTech Corporation. NextGen Acquisition, Inc., is a subsidiary of GS AgriFuels Corporation.

17 DISCONTINUED OPERATIONS

During 2003, ESI discontinued the operations of its construction division. The decision to dispose of this component was based on significant losses incurred and a desire for a greater focus on its consulting division. Net sales of the construction division for the nine-months ended September 30, 2006 and 2005 were $ 211,506 and $283,008 respectively resulting in losses from operations of $ 68,488 in 2006 and $ 23,157 in 2005.

On October 24, 2005, the Company's Board of Directors adopted a plan to close the former Paterson, New Jersey recycling facility operated by American Metal Recovery Corporation ("AMRC"). The plan included the discontinuation of the operations of MRTC during 2005, as well. The decision to terminate operations at the Paterson facility was made due to overall economic factors, in particular the decreasing volume of inorganic, metal bearing wastes suitable for recycling. AMRC has ceased accepting waste and has removed all hazardous waste from the facility. AMRC has disposed of all of the equipment and cleaned the facility as required by regulation and surrendered the premises on December 31, 2005.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

17 DISCONTINUED OPERATIONS (CONTINUED)

The results of the construction division and recycling businesses are recorded as discontinued operations, of which the components are as follows:

                                                               Sept  30, 2006  Sept 30, 2005
                                                               --------------  --------------
Net revenues ................................................   $   211,859    $ 1,535,821
Cost of revenues ............................................       286,543      1,554,255
                                                                -----------    -----------
           Gross profit .....................................       (74,684)       (18,434)

Selling expense .............................................          --           69,617
General and administrative expense ..........................        (1,929)       310,667
                                                                -----------    -----------
           Total ............................................   $    (1,929)   $   380,284

Loss from operations ........................................       (72,755)      (398,718)

Interest expense ............................................   $      (249)   $   (23,298)
Other income and expenses ...................................          --       (2,865,960)
                                                                -----------    -----------
           Total ............................................          (249)    (2,889,258)

Loss before provision for income taxes ......................   $   (73,004)   $(3,287,976)

Total provision for tax .....................................        (2,538)         1,501
                                                                -----------    -----------
           Net loss from discontinued operations ............   $   (75,541)   $(3,289,477)
                  Gain on disposal of discontinued operations        34,469          3,041
                                                                -----------    -----------
                   Total - discontinued operations ..........   $   (41,072)   $(3,286,436)

The results presented above for 2006 and 2005 include the operating activity for the construction and recycling operations for the 9 month period. Assets and liabilities of the construction and recycling businesses were reported as net assets and net liabilities (current and net of current) of discontinued operations at September 30, 2006. Assets and liabilities of discontinued operations as of September 30, 2006 are as follows:

Assets of discontinued operations:

  Accounts Receivable, net .........................   $ 81,671
     Cost and earnings in excess of billings .......      9,320
     Machinery & equipment, net ....................        809
     Deposits ......................................      7,500
                                                       --------
          Total assets of discontinued operations ..   $ 99,300

Current liabilities of discontinued operations:
     Accounts payable ..............................   $496,453
     Accrued and other liabilities .................    246,175
                                                       --------
Total current liabilities of discontinued operations   $742,268


18       CONTINGENCIES

Legal Proceedings

The Company is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The verified complaint seeks performance of certain agreements between the plaintiffs and the Company, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the Company's 2003 acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. The Company incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


18       CONTINGENCIES (CONTINUED)

connected to this transaction. 1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding which shares the Company is seeking to have cancelled. The Company is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

The Company received a federal grand jury subpoena from the Middle District of Pennsylvania requiring the production of original records in regards to an incident that occurred in February of 2004, where a tanker truck of liquid wastes, shipped from the Company's New Jersey recycling facility by a private carrier to a destination in Pennsylvania, overheated on the highway, causing no injuries, but requiring emergency response services, including redirecting traffic. The Company cooperated fully in the investigation. On July 27, 2006, the Company was notified that the U.S. Department of Justice has officially declined further investigation or prosecution of this case.

The Company is subject to a number of complaints from the New Jersey Department of Environmental Protection ("NJDEP") related to past operations at Paterson from 1999 to 2004. The final penalty from the New Jersey Department of Environmental Protection was settled at $272,000. As of September 30, 2006, the Company has a reserve $213,270 to cover the balance of assessed penalties. The Company may not have the funds available to settle the case, which could impact continuing operations.

The Company's subsidiary ESI is the subject of several lawsuits, none of which the Company has assumed responsibility for. It is, however, possible that the Company may, in certain cases, be found to be responsible and may be required to make settlements with the Plaintiffs.

The Company was a defendant in a lawsuit where a vendor was seeking damages for non-payment in the amount of $251,291. This obligation was paid by the end-user, a customer of the Company. The Company has reached a settlement with the end-user. This amount is included in the $659,487 settlement discussed below.

The Company is a defendant in a lawsuit where a vendor is seeking payment for trucking services in the amount of $56,591. A judgment has been entered against The Company in this matter. Satisfaction of this obligation is expected to be paid by the end-user in August 2006 pursuant to the settlement agreement reached with the end user. This amount is included in the $659,487 settlement discussed below.

The Company and a customer have outstanding claims against each other in connection with remediation services, which were provided by The Company. No action was filed and both parties executed a settlement in May of 2006 whereby the customer will make payments directly to the Company's third party vendors for services provided on the customer's sites. The amount agreed to is approximately $665,000, which has been offset against accounts payable. The two lawsuits referenced above of $251,291 and $56,591 respectively are included in the $665,000. In conjunction with the write off of the accounts payables the Company has also written off over $4,000,000 of current assets consisting accounts receivables and unbilled earned revenues.

The Company is a defendant in an action that a customer filed claiming The Company was negligent in its failure to recognize asbestos contamination in its Phase I Environmental report and is seeking damages of $650,000. The Company's insurance carrier is vigorously defending the matter and the amount appears to be within policy limits. Additionally, the Company has accrued $25,000 which is the maximum amount for which the Company would be responsible.

The Company was a defendant in this litigation where a third party claimed injuries at a Company job site. The suit claimed the injuries were the result of The Company's staff's negligence. A settlement was reached with The Company's insurance carrier within The Company's policy limits and thus The Company had no exposure to the claim.

The Company is a defendant in this litigation where the plaintiff is seeking to recover a bankruptcy preference payment in the amount of $16,875. The Company believes it will be required to pay this amount and therefore we have accrued this in our financial statements.

The Company is a plaintiff in this action where it seeks to recover $225,000 for services performed. The customer filed a counter-claim for certain alleged damages, which was dismissed with prejudice. A trial date has yet to be determined. The Company believes there is a reasonable likelihood that it will be successful in this litigation for the collection of the final contract payment plus accrued interest earned in the trust accounts.

     GS CLEANTECH CORPORATION (F/K/A/ VERIDIUM CORPORATION) AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


18       CONTINGENCIES (CONTINUED)

The Company is involved in several other complaints with vendors. Total damages the vendors are seeking payment for is included in accounts payable. Management does not believe there will be any additional expenses related to these complaints.

Other Contingencies

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which the Company's operations would be adversely affected are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $25,000. Environmental liability insurance is carried with policy limits of $3,000,000 per occurrence and $6,000,000 aggregate.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, assumed a $75,000 debt payable to Lakeland Bank and assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released the Company of this debt obligation.

The Company has failed to comply with certain registration requirements for stock issued to certain debt holders.


AMENDMENT TO ARTICLES OF INCORPORATION

Effective on July 18, 2006, the Corporation filed with the Delaware Secretary of State a Certificate of Amendment of its Certificate of Incorporation. The amendment changed the name of the corporation to "GS CleanTech Corporation."

                   NOTE RE FINANCIAL STATEMENTS FOR THE YEARS
                        ENDED DECEMBER 31, 2005 AND 2004

During the years ended December 31, 2005 and 2004, the name of the Company was "Veridium Corporation." The Company changed its name in July 2006. Accordingly, the financial statements of the Company for the years ended December 31, 2005 and 2004 refer to the Company as "Veridium Corporation."

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:


We  have  audited  the  accompanying  consolidated  balance  sheet  of  Veridium
Corporation and Subsidiaries as of December 31, 2005, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Veridium's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veridium
Corporation and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Veridium Corporation and Subsidiaries will continue as a going concern. As more fully discussed in Note 2 to the financial statements, Veridium Corporation and Subsidiaries has suffered recurring losses from operations and has a working capital deficiency of $6,627,898 and an accumulated deficit of $46,012,242 as of December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
April 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Veridium Corporation and Subsidiaries for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, revised as described in note 17, present fairly, in all material respects, the consolidated results of operations and cash flows of Veridium Corporation and Subsidaries for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, the Company's financial statements for 2004 have been restated to correct for errors arising primarily from an embedded beneficial conversion feature in the Company's Series B Preferred stock and additional debt discounts arising from embedded derivatives and options associated with such debt.

The accompanying consolidated financial statements have been prepared assuming that Veridium Corporation and Subsidiaries will continue as a going concern. As more fully discussed in Note 2 to the financial statements, Veridium Corporation and Subsidiaries has suffered recurring losses from operations and had a significant working capital deficiency as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
February 17, 2005, except for note 17 for
which the date is  April 15, 2006

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

ASSETS:
Current assets:

Cash .......................................................   $    334,128
   Restricted cash .........................................         29,254
   Accounts receivable, net ................................      2,176,383
 Net current assets
of discontinuance of operations ............................         34,562
   Prepaid expenses and other current assets ...............        172,382
                                                               ------------
       Total current assets ................................      2,746,709

Property and equipment, net ................................      1,392,079


Other Assets:
   Net non-current assets of discontinuance of operations ..         10,552
   Deposits ................................................        104,498
   Permits, net ............................................        189,523
   Goodwill, net ...........................................      4,010,303
                                                               ------------
       Total other assets ..................................      4,314,876
                                                               ------------

TOTAL ASSETS ...............................................   $  8,453,664
                                                               ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings - related party ...................   $    716,190
   Short term borrowings - other ...........................         22,411
   Accounts payable ........................................      1,923,830
   Accrued expenses ........................................      1,618,084
   Discontinuance of operations current ....................        909,447
   Current maturities of long-term debt ....................        259,532
   Liability for derivative instruments ....................        668,779
   Current portion of convertible debentures ...............      2,991,261
   Current portion of convertible debentures - related party        265,073
                                                               ------------
       Total current liabilities ...........................      9,374,607

Long-term debt, net of current maturities ..................      1,891,441
Convertible debentures, net of current portion .............        626,911
Discontinuance of operations, net of current ...............          1,163
                                                               ------------

       Total long term liabilities .........................      2,519,515
                                                               ------------

       Total liabilities: ..................................     11,894,122

Minority interest in consolidated subsidiary ...............        825,000

Stockholders' equity:
   Convertible preferred stock, $0.001 par value,
   5,000,000 shares authorized:
     Series A: 1,881,366 shares issued and outstanding .....          1,881
     Series B: 1,646,218 shares issued and outstanding .....          1,646
     Series C: 750,000 shares issued and outstanding .......            750
   Common stock, $0.001 par value, 250,000,000 authorized;
   76,777,778 shares issued and outstanding ................         76,778
   Additional paid-in capital ..............................     41,729,483
   Accumulated deficit .....................................    (46,012,242)
   Treasury stock at cost, 161,266 shares of common stock ..        (63,754)
                                                               ------------
       Total stockholders' equity (deficit) ................     (4,265,458)
                                                               ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .................   $  8,453,664
                                                               ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004



                                                                      12/31/05        12/31/04
                                                                                     (as restated)
                                                                     -----------------------------
Revenues .........................................................   $ 13,962,113    $ 10,627,940
   Cost of revenues ..............................................     10,543,944       7,793,397
                                                                     ------------    ------------
     Gross profit ................................................   $  3,418,169    $  2,834,543

Operating expenses:

   Selling expenses ..............................................   $  1,015,135    $    999,659
   General and administrative expenses ...........................      3,089,197       2,257,828
   Impairment of goodwill ........................................        532,088       2,254,000
                                                                     ------------    ------------
Total operating expenses .........................................      4,636,420       5,511,487
                                                                     ------------    ------------

Operating loss ...................................................   $ (1,218,251)   $ (2,676,944)

Other income (expense):
   Amortization of deferred financing costs ......................           --          (858,873)
   Write off of deposit ..........................................           --          (100,000)
   Miscellaneous income (expense) ................................         22,202         (20,098)
   Change in fair value of derivative instruments ................         66,200         954,925
   Forgiveness of accrued interest ...............................           --           408,207
   Gain on equipment disposal ....................................         38,530           8,500
   Interest expense and amortization of debt discount ............       (744,295)       (881,696)
    Interest  expense -  related party ...........................        (17,697)             --
   Gain on extinguishment of debt ................................          7,248          82,316
                                                                     ------------    ------------
     Total other expense, net ....................................       (627,812)       (406,719)
                                                                     ------------    ------------


Loss before provision for income taxes ...........................     (1,846,063)     (3,083,663)

Provision for income taxes .......................................         19,165          15,218
                                                                     ------------    ------------

Net loss from continuing operations ..............................   $ (1,865,228)   $ (3,098,881)
                                                                     ------------    ------------

Discontinued operations:

   Loss from discontinued operations .............................   $ (3,877,671)   $ (3,357,119)

   Gain on disposal of discontinued operations ...................         45,041            --

             Total discontinued operations .......................   $ (3,832,630)   $ (3,357,119)
                                                                      -----------    ------------

Net loss .........................................................   $ (5,697,858)   $ (6,456,000)

Preferred dividends ..............................................     (3,647,083)     (2,608,453)
                                                                     ------------    ------------

Net loss applicable to common shareholders .......................   $ (9,344,941)   $ (9,064,453)

Loss per common share, basic and diluted - continuing operations .   $      (0.04)   $      (0.12)

Loss per common share, basic and diluted - discontinued operations   $      (0.08)   $      (0.13)

Loss per common share, basic and diluted - preferred dividends ...   $      (0.08)   $      (0.10)
                                                                     ------------    ------------

Net loss per common share, basic and diluted .....................   $      (0.20)   $      (0.35)
                                                                     ============    ============

Weighted average shares of common stock
  outstanding, basic and diluted .................................     46,364,515      26,231,883
                                                                     ============    ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (AS RESTATED)

                                              Series A Preferred     Series B Preferred    Series C Preferred       Common Stock
                                                    Stock                 Stock                  Stock
                                          ------------------------------------------------------------------------------------------
                                             Shares     Amount     Shares     Amount      Shares     Amount    Shares     Amount
------------------------------------------------------------------------------------------------------------------------------------

Balance at 1/1/04  (as restated)            1,881,366    $1,881     945,992      $946     --      $  --    23,379,916    $23,380

   Settlement of debt and payables               --        --          --          --     --         --     1,599,682      1,600
   Antidilution and price protection             --        --        24,000        24     --         --     3,589,583      3,589
   Shares issued for cash                        --        --        46,875        47     --         --        70,000         70
   Settlement of debt - payables - rel. party    --        --       516,968       516     --         --     3,331,803      3,332
   Antidilution  price protection - rel. party   --        --       180,000       180     --         --       225,000        225
   Shares issued for cash - rel. party           --        --          --          --  750,000      750     1,500,000      1,500
   Exchange for services                         --        --          --          --     --         --        25,000         25
   Exchange for services - rel. party            --        --        47,383        48     --         --          --          --
   Conversion of minority interest               --        --          --          --     --         --       500,000        500
   Cancellation or redemption - rel. party       --        --          --          --     --         --    (1,168,266)    (1,169)
   Stock for settlement                          --        --          --          --     --         --       604,554        605
   Issuance of warrants and options              --        --          --          --     --         --          --         --
   Exchange for services                         --        --          --          --     --         --       191,860        192
   Value of beneficial conversion feature        --        --          --          --     --         --          --         --
   on convertible debt                           --        --          --          --     --         --          --         --
   Amortization of beneficial conversion
    feature on convertible preferred stock       --        --          --          --     --         --          --         --
 Net loss                                        --        --          --          --     --         --          --         --
                                           ----------  ---------   --------- ---------  --------  --------  ---------   --------

Balance at 12/31/04 (as restated)          1,881,366     $1,881    1,761,218  $ 1,761   750,000    $ 750    33,849,132   $33,849
                                           =========   =========   ========= =========  ========  ========  ===========  ========

   Settlement of debt and payables               --        --          --          --     --         --        727,500       728
   Anti dilution and price protection            --        --          --          --     --         --      4,662,025     4,662
   Shares issued for cash                        --        --          --          --     --         --           --         --
   Settlement of debt - payables - rel. party    --        --          --          --     --         --     11,181,607    11,182
   Anti dilution price protection - rel. party   --        --          --          --     --         --      6,651,084     6,651
   Exchange for services                         --        --       225,000       225     --         --      6,075,478     6,075
   Exchange for services - rel. party            --        --          --          --     --         --      8,910,498     8,910
   Consideration for business combination        --        --          --          --     --         --        982,759       983
   Cancellation or redemption                    --        --          --          --     --         --     (2,906,244)   (2,906)
   Cancellation or redemption - related party    --        --          --          --     --         --     (1,856,061)   (1,856)
   Value of beneficial conversion feature
   on convertible debt                           --        --          --          --     --         --           --        --
   Conversion of Series B Preferred to Common    --        --      (340,000)     (340)    --         --      8,500,000     8,500
   Record liability for derivatives              --        --          --          --     --         --           --        --
   Amortization of beneficial conversion
       feature on convertible preferred stock    --        --          --          --     --         --           --        --
Net loss                                 ----------  ---------   ---------   ---------  --------  ---------  ---------   --------

Balance at 12/31/05                       1,881,366  $   1,881   1,646,218   $   1,646   750,000    $ 750    76,777,778  $  76,778
                                         ==========  =========   =========   =========  ========  =========  ==========  =========



            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (AS RESTATED)

                                         Common Stock Subscribed   Additional    Accumulated        Treasury Stock         Total
                                         -------------------------  Paid-in       Deficit    ------------------------- Stockholders'
                                                                    Capital                                               Equity
                                            Shares       Amount                                 Shares       Amount
------------------------------------------------------------------------------------------------------------------------------------

Balance at 1/1/04                                --        --    31,505,431    (27,602,848)     5,000     (12,828)      3,915.962
   Settlement of debt and payables               --        --       517,134           --          --         --           518,734
   Antidilution and price protection             --        --         1,555           --          --         --             5,168
   Shares issued for cash                        --        --       259,883           --          --         --           260,000
   Settlement of debt and payables
     - rel. party                                --        --     1,292,773           --          --         --         1,296,921
   Antidilution price protection
     - rel. party                                --        --          (405)          --          --         --              --
   Shares issued for cash - rel. party      2,078,533  (175,000)  1,122,750           --          --         --           950,000
   Exchange for services                         --        --         4,975           --          --         --             5,000
   Exchange for services - rel. party            --        --        59,182                                                59,230
   Conversion of minority interest               --        --        40,950           --          --         --            41,450
   Cancellation or redemption -
     related party                               --        --      (104,403)          --      156,266      (50,926)       (156,498)
   Stock for settlement                          --        --          (605)          --          --         --               --
   Issuance of warrants and options              --        --            --           --          --         --               --
   Exchange for services                         --        --       480,805           --          --         --           480,997
   Value of beneficial conversion feature        --        --            --           --          --         --              --
   on convertible debt                           --        --        98,000           --          --         --            98,000
   Amortization of beneficial conversion feature
   On convertible preferred stock                --        --     2,608,453     (2,608,453)       --         --              --
   Net loss                                      --        --            --     (6,456,000)       --         --        (6,456,000)
                                           ---------- ---------  ------------  ------------  ---------   ---------     ----------
Balance at 12/31/04                        2,078,533  $(175,000) $37,886,478  $(36,667,301)   161,266     $(63,754)    $1,018,664
                                           ========== ========== ============  ============  =========   =========     ==========

   Settlement of debt and payables               --         --        41,022          --          --         --            41,750
   Anti dilution and price protection            --         --        (4,662)         --          --         --              --
   Shares issued for cash                 (2,078,533)   175,000         --            --          --         --           175,000
   Settlement of debt and payables
     - rel. party                                --         --       212,450          --          --         --           223,632
     Anti dilution price protection
     - rel.  party                               --         --        (6,651)         --          --         --              --
   Exchange for services                         --         --       187,794          --          --         --           194,094
   Exchange for services - rel. party            --         --       233,590          --          --         --           242,500
   Consideration for business combination        --         --        74,017          --          --         --            75,000
   Cancellation or redemption -                  --         --      (287,718)         --          --         --          (290,624)
   Cancellation or redemption -  rel. party      --         --      (114,811)         --          --         --          (116,667)
   Value of beneficial conversion feature
     on convertible debt                         --         --        20,165          --          --         --            20,165
   Conversion of Series B Preferred to Common    --         --        (8,160)         --          --         --              --
   Record liability for derivatives              --         --      (151,114)         --          --         --          (151,114)
   Amortization of beneficial conversion         --         --          --            --          --         --              --
   feature on convertible preferred stock        --         --     3,647,083     (3,647,083)      --         --              --
   Net loss                                      --         --          --       (5,697,858)      --         --       $(5,697,858)
                                          ---------   ---------  -----------   ------------  ----------  ---------    -----------
Balance at 12/31/05                              --         --   $41,729,483   $(46,012,242)  161,266     $(63,754)   $(4,265,458)
                                          =========   =========  ===========   ============  ==========   =========   ===========


            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                             12/31/05       12/31/04
                                                                          ----------------------------
                                                                                           (as restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Continuing Operations
Net loss from continuing operations .....................................   $(1,865,228)   $(3,098,881)
Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization ........................................       192,927        396,714
   Amortization of deferred financing  costs ............................          --          722,873
   Accretion of debt discount ...........................................       229,461        307,620
   Impairment of goodwill ...............................................       532,088      2,254,000
   Bad debt expense (recovery) ..........................................        83,270         (5,569)
   Write off of deposits ................................................          --          100,000
Write off of idle equipment and patents .................................          --        1,021,211
   Write down of inventories ............................................         3,627           --
   Interest paid direct from lender .....................................          --           37,917
   Stock based compensation .............................................       436,644           --
   Stock issued for services rendered ...................................          --           64,182
  Change in fair value of derivatives ...................................       (66,200)      (954,925)
 Severance expens .......................................................          --          382,480
   Forgiveness of accrued interest ......................................          --         (408,207)
   Gain of sale of fixed assets .........................................       (38,530)        (8,500)
   Gain of extinguishment of debt .......................................          --          (82,316)
   Repayments to factor, net ............................................          --          (11,772)
   Deferred income taxes ................................................       (18,485)          --
   Changes in assets and liabilities, net of acquisitions
     Accounts receivable ................................................        84,923         24,806
 Prepaid expenses .......................................................        (8,724)        30,054
     Deposits ...........................................................       (88,799)          --
     Permits ............................................................       (16,795)          --
     Accounts payable ...................................................      (162,083)       199,872
 Accrued expenses .......................................................       821,163      1,032,423
                                                                            -----------    -----------
       Net cash provided by continuing operations .......................       119,259      2,003,982
                                                                            -----------    -----------

Discontinued Operations
Net loss from discontinued operations ...................................    (3,832,630)    (3,357,119)
Change in net assets of discontinued operations .........................     3,012,802      1,155,559
                                                                            -----------    -----------
Net cash used in discontinued operations ................................      (819,828)    (2,201,560)

       Net cash used in operating activities ............................      (700,569)      (197,578)

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of NCES .....................................................      (371,948)          --
Decrease (increase) in deposits .........................................          --           (3,450)
Additions to and acquisition of property, plant and equipment ...........        (2,174)       (17,048)
Proceeds from sale of fixed assets ......................................        38,530          8,500
                                                                            -----------    -----------

       Net used in investing activities .................................      (335,592)       (11,998)
                                                                            -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Increase in restricted cash ..........................................       (29,254)          --
   Short term borrowings - related party ................................       599,523           --

   Repayment of short-term borrowings - other ...........................      (225,292)      (218,877)
 Proceeds from collection of stock subscription .........................       175,000           --
   Purchase of Treasury Stock ...........................................          --          (50,926)
   Issuance of (repayment of) long-term debt ............................      (317,219)       478,036
Proceeds from (repayment of) officer loans, net .........................          --         (185,893)
   Proceeds from (repayment of) issuance of convertible debentures ......       361,828        (65,829)
   Redemption of common stock ...........................................      (290,624)          --
   Proceeds from the exercise of stock options and purchase of stock, net          --        1,260,000
                                                                            -----------    -----------
       Net cash provided by financing activities ........................       273,962      1,216,511

Increase (decrease) in cash .............................................      (762,199)     1,006,935
Cash at beginning of year ...............................................     1,096,327         89,392
                                                                            -----------    -----------
Cash at end of year .....................................................   $   334,128    $ 1,096,327
                                                                            ===========    ===========

              The Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1         DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Veridium Corporation ("we," "our," "us," "Veridium," or the "Company") is an environmental management company providing a variety of services to a broad client base in both the private and public sectors. We conduct business throughout the northeastern region of the United States and our services include:

     o    Environmental  Services  - we  provide  transportation,  distribution,
          recycling  and  disposal   services  specific  to  the  materials  and
          processes of our clients, for a wide range of industrial wastes.

     o Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

Our business is roughly 85 percent distribution and 15 percent field services.

COMPANY BACKGROUND

The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003 after completing the acquisition of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), and Metal Recovery Transportation, Corp., ("MRTC"). These acquisitions were completed to form a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic States. As of December 31, 2005 we operated out of four service centers: our RCRA Part B permitted TSDF in Lowell, Massachusetts, our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut. Veridium conducts all commercial activities through its various subsidiaries, Veridium Environmental Corporation ("VEC") and Veridium Recovery Systems, Inc. ("VRS"). VEC, in turn, is the sole owner of ESD, the sole owner of Jones Environmental Services (North
East), Inc., our Massachusetts-based RCRA Part B Treatment, Storage and Disposal Facility ("TSDF") and Enviro-Safe Corporation ("ESC") our field services company. VRS is the sole owner of American Metals Recovery, Corp. ("AMRC"), our discontinued New Jersey recycling operation, and MRTC, our discontinued transportation company (see Note 4). On January 23, 2006, Veridium acquired GreenShift Industrial Design Corporation ("GIDC") and Tornado Trash Corporation ("TTC"). GIDC was subsequently renamed to Veridium Industrial Design Corporation ("VIDC"). These acquisitions are part of the Veridium's plans to revitalize its industrial waste recycling business model following Veridium's the discontinuance during 2005 of the AMRC and MRTC operations.

BUSINESS STRATEGY

Our ambition is to restructure and revitalize Veridium's industrial waste recycling services on the basis of our planned provision of industrial design and technology transfer services based on the use of environmentally friendly technologies and applied engineering expertise to reduce waste at its source and to make it easier for people and businesses to recycle and reuse resources. As part of this plan, we are exploring options relative to the restructuring and recapitalization of our environmental management business.

2         GOING CONCERN

Veridium incurred a loss from continiuing operations of approximately $1.9 million during the year ended December 31, 2005, which excludes a loss from discontinued operations of $3.8 million at Veridium's New Jersey facility. Also as of December 31, 2005, Veridium had current liabilities exceeding its current assets by $6.6 million. These matters caused the Company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about Veridium's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. Management believes that the closure of the recycling facility in Paterson, New Jersey should achieve these objectives. However, there can be no assurances that Veridium will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2         GOING CONCERN (continued)

The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

PRINCIPLES OF CONSOLIDATION

The  accompanying  consolidated  financial  statements  include all  accounts of
Veridium  Corporation  and  its  subsidiaries.   All  significant  inter-company
accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue and related costs are recognized during the month wastes are collected from our customers at Veridium's permitted facilities. The cost associated with proper recycling or disposal of the materials is accrued at the time of sale. Revenue from metals recovered from treated waste are accrued when an actual statement is received from a smelter.

Veridium also ships material directly from a client location to a processing facility. The revenue is recognized the day of the shipment and accruals for costs are done monthly. Field services revenues and costs are recognized based upon the terms of the underlying contract as the services are rendered to the customer.

The basis of Veridium's recycling program produces a product that is acceptable to a secondary processor, primarily smelters. Smelters charge Veridium a processing fee and credit against this fee based on metal-bearing content. In most instances, the processing charge in conjunction with the cost of transportation to the smelter is greater than the metal-bearing credit. Therefore, Veridium's sales of commodities is insignificant and in accordance with EITF 02-16 is recorded as a decrease in cost of operations when a credit is received.

RECEIVABLES AND CREDIT CONCENTRATION

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects Veridium's best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of 90 days from the invoice date. Based on this assessment of current credit worthiness, Veridium estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves and reviews its valuation allowance on a quarterly basis.

Accounts receivable at December 31, 2005 are approximated as follows:

Accounts receivable  (excluding $40,000
  from discontinued  operations)                         2,346,000
Less:  allowance for doubtful  accounts
  (excluding  ($5,000) from  discontinued ops.)           (170,000)
                                                        -----------
Accounts receivable, net                               $ 2,176,000

The Company has a revolving line of credit which is secured with a percentage of the accounts receivable presented above. This collateral as of December 31, 2005 was approximately $1,913,000.

CASH AND EQUIVALENTS

The Company considers cash and equivalents to be cash and short-term investments with original maturities of three months or less from the date of acquisition.

Veridium maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation. Cash balances in excess of these limits at December 31, 2005 amounted to $225,176.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)



CASH AN EQUIVALENTS (continued)

At 12/31/04, the Company pledged cash in the amount of $17,500 to satisfy potential site clean-up of the Lowell location. In 2005, the Company deposited $90,000 to satisfy this environmental bond obligation. In accordance with the agreement, the trustee is Bank North and beneficiary is the Massachusetts Department of Environmental Protection. The total amount on deposit at December 31, 2005 is approximately $96,000, and these restricted short term investments are classified under Deposits on the accompanying Balance Sheet.

As of December 31, 2005, the Company maintained $29,254 in an account restricted for use under the credit facility with Laurus Fund (see Note 8 below).

NET LOSS PER COMMON SHARE

Veridium computes its net income or loss per common share under the provisions of SFAS No. 128, "Earnings per Share", whereby basic net income or loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share excludes potential common shares if the effect is anti-dilutive. For the years ended December 31, 2005 and 2004, common stock equivalent shares arising from the assumed exercise of options, warrants and debt conversions of convertible debt instruments were excluded from the computation of diluted net loss per share.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, are charged directly to operating expense as incurred. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. Veridium leases certain equipment under capital lease obligations, which consist primarily of processing equipment, trucking equipment and laboratory equipment.

GOODWILL AND INTANGIBLE ASSETS

Veridium accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of patents, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to or warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally include the value of warrants, fair value of the derivative conversion feature, or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt. Amortization expense related to these costs and discounts were approximately $229,400 and $1,030,000 for the years ended December 31, 2005 and 2004, respectively.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DERIVATIVE FINANCIAL INSTRUMENTS

Certain of the Company's debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of SFAS No. 133. Under the provisions of this statement, the Company records the related derivative liabilities at fair value and records the accounting gain or loss resulting from the change in fair values at the end of each reporting period.

ENVIRONMENTAL LIABILITIES

Environmental  liabilities  include  accruals for the  estimates  of  Veridium's obligations associated with remedial environmental matters at Veridium's facilities and pending administrative matters assumed in Veridium's various acquisitions. Accruals are adjusted if and as further information relative to the underlying obligations develop or circumstances change.

INCOME TAXES

Income taxes are accounted for under the asset and liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities.

Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income tax assets, which relate primarily to net operating loss carry-forwards, have been offset by a valuation allowance for the same amount for all financial statement periods presented and differences in the basis in property, equipment and intangible assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds its exercise price. Options and warrants issued to non-employees are accounted for in accordance with SFAS No. 123, (Accounting for Stock-Based Compensation" and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services" using a fair value approach.

SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Veridium has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirement of SFAS No. 123 for employee issued options. No stock option based employee compensation costs are reflected in Veridium's net loss, as all options granted had an exercise price equal to or greater than the market value of Veridium's underlying common stock at the date of grant. Had Veridium elected to recognize compensation cost based on fair value of the stock and stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the service period of the underlying instrument and Veridium's net loss and net loss per common share would have decreased to the amounts indicated in the table below (which are not intended to be indicative of or a projection of future results):

                                                                                             Restated
                                                                           12/31/05          12/31/04
                                                                         -----------        ----------
Net loss                                                               $   (5,697,858)    $  (6,456,000)

Less: stock based employee compensation expense determined
under the fair value method for all awards                                        (--)         (595,868)
                                                                       --------------     --------------

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)



Pro forma net loss                                                     $   (5,697,858)    $  (7,051,868)
                                                                       ===============    ==============

Pro form net loss applicable to common shareholders                    $   (9,344,941)    $  (9,660,321)
                                                                       ==============     ==============

Basic and diluted net loss per common share, as reported               $        (0.20)    $       (0.35)
                                                                       ==============     ==============

Pro forma basic and diluted net loss per common share                  $        (0.20)    $       (0.37)
                                                                       ===============    ==============

RECLASSIFICATIONS

Certain reclassifications have been made to conform to the 2005 presentation.

FINANCIAL INSTRUMENTS

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of Veridium's long-term debt and capital lease obligations approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to Veridium. It was not practical to estimate the fair value of the convertible debt due to the nature of these items. These estimates would be based on the carrying amounts, maturities, effective interest rates and volatility of the Company's stock. The Company does not believe it is practical due to the significant volatility of the Company's stock.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS No. 123(R) may have a material effect on the Company's results of operations but not on the Company's financial position.

In June, 2005, the Financial Accounting Standards Board (FASB) has issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. This statement will improve financial reporting because its requirements will enhance the consistency of financial information between periods.

4         DISCONTINUED OPERATIONS

On October 24, 2005, the Veridium Board of Directors adopted a plan to close the Paterson, New Jersey recycling facility operated by American Metal Recovery Corporation ("AMRC"). The plan included the discontinuation of the operations of MRTC during 2005, as well. The decision to terminate operations at the Paterson facility was made due to overall economic factors, in particular the decreasing volume of inorganic, metal bearing wastes suitable for recycling. AMRC has ceased accepting waste and has removed all hazardous waste from the facility. AMRC has disposed of all of the equipment and cleaned the facility as required by regulation and surrendered the premises on December 31, 2005. The results of the recycling business are recorded as discontinued operations, of which the components are as follows:

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4         DISCONTINUED OPERATIONS (continued)

                                                                     2005          2004
                                                                     ----          ----
Net revenues .................................................   $ 1,287,091    $ 2,567,227
Cost of revenues .............................................     1,908,321      2,390,639
                                                                 -----------    -----------
           Gross profit ......................................      (621,230)       176,588

Selling, general and administrative expense ..................       366,673        928,992
Impairment of assets .........................................     2,872,140      2,505,978
                                                                 -----------    -----------
           Total .............................................   $ 3,238,813    $ 3,434,970

Loss from operations .........................................    (3,860,043)    (3,258,382)

Interest  expense ............................................   $      --      $   (39,123)
Other income and expenses ....................................       (16,127)       (59,144)
                                                                 -----------    -----------
           Loss before provision for income taxes ............   $(3,876,170)   $(3,356,649)


Total provision for tax ......................................         1,501            470
                                                                 -----------    -----------
           Net loss from discontinued operations .............   $(3,877,671)   $(3,357,119)
                   Gain on disposal of discontinued operations        45,041           --
                                                                 -----------    -----------
                   Total - discontinued operations ...........   $(3,832,630)   $(3,357,119)


The results presented above for 2005 and 2004 include the operating activity for the recycling operation for the 12 month period. Assets and liabilities of the recycling business were reported as net assets and net liabilities (current and net of current) of discontinued operations at December 31, 2005. The net fixed assets and the net intangible assets totaling $2,958,876 were written down to zero based upon the assets and intangibles site-specific to our Paterson, New Jersey facility. Assets and liabilities of discontinued operations as of December 31, 2005 are as follows:

Current assets of discontinued operations:
     Accounts receivable, net ......................   $    34,562
                                                       -----------
Total current assets of discontinued operations ....   $    34,562

Net non-current assets of discontinued operations
     Net fixed assets ..............................   $ 1,187,333
     Intangible assets .............................     1,771,543
     Other assets ..................................        10,552
     Less: recognition of impairment ...............    (2,958,876)
                                                       -----------
Total non current assets of discontinued operations    $    10,552
Total assets of discontinued operations ............   $    45,114

Current liabilities of discontinued operations:
     Accounts payable ..............................   $   525,663
     Accrued and other liabilities .................       383,784
                                                       -----------
Total current liabilities of discontinued operations   $   909,447

Non-current liabilities of discontinued operations .   $     1,163

Net assets of discontinued operations ..............   $  (865,496)



5         PROPERTY AND EQUIPMENT
Property and equipment at December 31, 2005 are summarized as follows:

Land                                                  $    275,000
Buildings                                                  400,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5         PROPERTY AND EQUIPMENT (continued)


Machinery and equipment                                   22,460
Office  equipment,  computers and fixtures                60,283
Leasehold  improvements                                  169,803
Vehicles                                                 795,762
                                                      ----------
Total property and equipment                          $1,723,308
Accumulated  depreciation  and  amortization            (331,229)
                                                      ----------
Property and equipment,  net                          $1,392,079
                                                      ==========

In May 2003, and in connection with its two acquisitions of ESD, Veridium assumed certain non-interest-bearing term financing. The outstanding principal balance of $100,000 is secured by a first mortgage interest in Veridium's Lowell, MA property (see buildings above).

All property and equipment serves as collateral for the debt held by GCS Investments (see Note 8).

Depreciation charged to operations, which includes amortization of assets under capital lease, was $182,290 and $128,549 for the years ended December 31, 2005 and 2004, respectively. Depreciation expense from discontinued operations of $219,925 and $248,636 for the years ended December 31, 2005 and 2004, respectively have been excluded from these figures.

Discontinuance of operations at Veridium's recycling facility resulted in the impairment of assets located at this facility during the year 2005. Net assets of $1,187,333 (per above) were written down to zero as of September 30, 2005.

Due to market and economic factors, the Calciner equipment, which was to be used to process solids, included in construction in process at December 31, 2003 was written off in 2004. The project was never completed and a substantial investment would have been needed to move the project from pilot testing to operational status. In addition, market conditions have changed and alternate processors have been located to the point where the Calciner could not have been operated cost-effectively. The total impairment charge in 2004 was $1,273,528.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6         ACQUISITIONS

Veridium follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

In May of 2005, the Company acquired all of the assets and certain liabilities of North Country Environmental Services located in Milford, Massachusetts. These operations were integrated with the Company's field services group located in Sandwich, Massachusetts. Veridium recorded approximately $522,000 in goodwill including $50,000 for a customer listing relating to the engineering and training portion of business. This acquisition provided Veridium with additional volume in the Field Service Area to maximize potential of existing structure, as well as to add Engineering and Training to the service offerings. Operations of this acquisition from the date of acquisition through December 31, 2005 have been included in the Company's consolidated statement of operations. The following table summarizes the fair value of assets acquired and liabilities assumed for the acquisition detailed above.

Purchase Price:

Cash paid to sellers
     Cash paid directly to lending facility on Line of Credit .....................   $ 358,750
     Cash paid directly to seller .................................................      50,000
                                                                                      ---------
          Total cash payments to seller ...........................................   $ 408,750

Fair value of debt issued to sellers, per agreement ...............................   $ 128,000
Fair value of equity issued on date of acquisition (982,759 shares of common stock)   $  75,000

Total Purchase Price ..............................................................   $ 611,750
Allocation of purchase price:
Fair value of assets acquired
     Current assets ...............................................................   $ 233,853
     Property and equipment .......................................................     175,280
     Goodwill .....................................................................     521,629
                                                                                      ---------
Total assets acquired $ 930,762
Less: liabilities assumed
     Current liabilities ..........................................................   $(242,880)
     Long term debt ...............................................................     (76,132)
                                                                                      ---------
          Total liabilities assumed ...............................................   $(319,012)


ACQUISITIONS - SUBSEQUENT EVENTS

On January 22, 2006, Veridium Corporation (VRDM") acquired 100% of the stock of GreenShift Industrial Design Corporation (GIDC") and Tornado Trash Corporation ("TTC") from GreenShift Corporation ("GreenShift") in return for 10% of the fully diluted stock in Veridium.

GIDC is a development stage company that focuses on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies improve resource utilization and minimize waste. GIDC's mission is to deliver consumer orientated Natural SolutionsTM based on an array of green technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources. GIDC plans to initially focus on the acquisition, development and marketing of benchmark green technologies and products that accomplish the following key goals:

     o Reduce the volume of waste generated by residential and commercial consumers;

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6         ACQUISITIONS (continued)

     o Increase the convenience and decrease the cost of recycling by residential and commercial consumers; and,

     o Increase the cost efficiency of processing certain types of industrial wastes.

GIDC expects to leverage its portfolio of powerful new green technologies to generate revenue starting in 2006 from the provision of customized engineering services to third party clients.

Tornado Trash Corporation ("TTC") is a development stage company formed to deploy commercial applications of GIDC's innovative green technologies with the specific goal of minimizing and eliminating the practice of landfill disposal by converting trash into valuable metals, chemicals, plastics, fuels and energy. TTC plans to focus on centralized applications of its technologies at, for example, landfills and transfer stations, and decentralized applications of its technologies in new green appliances positioned to residential and commercial consumers.

7         LONG-LIVED ASSETS

GOODWILL AND INTANGIBLE ASSETS
Amortizable, intangible assets at December 31, 2005 include the following:

Permits .............................................   $   216,795
Accumulated amortization ............................       (27,272)
                                                        -----------
 Permits, net .......................................   $   189,523
Goodwill at December 31, 2005 includes the following:
Beginning balance, net ..............................   $ 4,020,762
Acquisition of NCES .................................       521,629
Impairment charge ...................................      (532,088)
Ending balance, net .................................   $ 4,010,304

Veridium holds US patents relative to our technologies. Our patented and proprietary technologies are engineered to chemically and physically transform inorganic industrial wastes into commodities that can be returned to commerce. Our patents cover many of the processes by which this recycling is accomplished.

We had designed our recycling operations to administer our patented and proprietary technologies. With the closure of our recycling facility in Paterson, New Jersey, we have written down the value of these patents to zero.

Veridium also completed their annual impairment test for goodwill. Veridium performed an impairment test by comparing the fair value of their reporting unit with the carrying value of the unit. As a result of impairment test, Veridium determined that there was no goodwill impairment adjustment necessary for Veridium's continuing operations in 2005. Goodwill was adjusted by $532,088 for the discontinued operations at the New Jersey facility in 2005. Goodwill was impaired by $2,254,000 in 2004.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8         FINANCING ARRANGEMENTS

The following is a summary of Veridium's financing arrangements as of December 31, 2005:

Short-term borrowings
     Vendor composition plans ..................................   $    22,411
     Short term loans - Greenshift .............................       716,190
                                                                   -----------
             Total short-term borrowings .......................   $   738,601

Current maturities of long-term debt:
     Term financing ............................................       100,000
 Vehicle loans and
other current obligations ......................................       159,532
   Total
                                                                   -----------
current maturities of long-term debt ...........................   $   259,532

Current portion of convertible debentures:
     Laurus Master Fund, secured minimum borrowing note ........   $ 1,000,000
     Laurus Master Fund, secured revolving note ................       913,260
     GCS demand note ...........................................     1,000,000
 Related party convertible note ................................       265,073
 Convertible promissory note - Berger ..........................        78,000
Total current portion of convertible debentures ................          --
                                                                   $ 3,256,333

Long-term debt:
     GCS subordinate balloon note, 12%, due April 2007 .........   $ 1,547,500
Vehicle loans and other current obligations ....................       343,941
Total long-term debt, net of current maturities
                                                                   -----------
                                                                   $ 1,891,441

Convertible debt, net of current portion:
     GCS debenture, 10% convertible debenture, due December 2008   $ 1,138,471
     Less: debt discount .......................................      (511,560)
                                                                   -----------
         Total convertible debentures, net of current maturities   $   626,911


The following chart is presented to assist the reader in analyzing Veridium's ability to fulfill its fixed debt service requirements of December 31, 2005 and Veridium's ability to meet such obligations:

Year Amount
2006 $                                                4,245,838
2007                                                  1,677,688
2008                                                  1,238,330
2009                                                     84,394
2010 and thereafter                                      29,500
                                                     -----------
Total minimum payments due under
  current and long-term obligations                $  7,275,750
                                                   =============

SHORT TERM BORROWINGS:

During 2005, Veridium borrowed $716,190 from GreenShift Corporation at a rate of 8%. These loans are payable on demand. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

TERM FINANCING

In May 2003, and in connection with its two acquisitions of ESD, Veridium assumed certain non-interest-bearing term financing, with an outstanding principal balance of $100,000 as of December 31, 2005, payable in one installment in March 2006. The obligation continues to be secured by a first mortgage interest in Veridium's Lowell, MA property.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8         FINANCING ARRANGEMENTS (continued)

DEMAND NOTE - GCS

On December 19, 2003, Veridium closed on the first installment of a Convertible Demand Note with GCS Investments, LLC ("GCS"). The note is payable on demand with a principal balance of $1.0 million at December 31, 2005, and bears interest at the greater of 10% per year or 6% above prime rate per year. Payments are of interest only and are payable monthly. The note is secured by a blanket subordinate security position on substantially all of Veridium's assets. GCS's security position has been subordinated to Laurus's first priority security position (see below). Conditions precedent of this financing included the conversion of the majority of Veridium's pre-consolidation debt and other liabilities into various forms of equity, including all obligations due to Veridium's officers and its related parties for loans extended to Veridium, deferred salaries, price-protection agreements in relation to previous loans and deferred salaries and any other and all liabilities due to Veridium's officers and related parties. Additionally required were cash-based management contributions, the unconditional personal guarantee of Veridium's chairman. Kevin Kreisler, and the conversion by GCS' affiliate of $1.184 million in debt into the GCS Convertible Preferred Debenture (see below). The note and any accrued interest thereon are convertible into common stock of Veridium based on the average closing price for the ten days prior to such conversion. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. The warrants are redeemable at the option of the holder if at the time of exercise the market price is at or above $0.40 per share. The warrants have been recorded at fair value as a discount to the Convertible Preferred Debenture (see below). Veridium received $1.2 million of the funds under the note in 2003 and the balance of $0.3 million in January 2004. The note was modified in March 2004 in connection with the Laurus Financing. In April 2004, This note was reduced by $500,000 in conjunction with the acquisition and amendment by GCS of the Company's subordinated balloon note previously payable to R. M. Jones & Company, Inc. ("Jones")(see below). Approximately four months of interest under this loan in the amount of $42,500 and the Subordinated Balloon Note (see below) was purchased and converted into equity by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below). During 2005, the note was modified to reduce the interest rate to 3% effective for the first nine months of the year, which was determined not to be a material debt modification. In addition, during 2005, based on the terms of the conversion option and the redemption feature of the warrants, the Company determined that this conversion option and the warrants required reclassification as derivative liabilities (see
Note 17 - RESTATEMENT).

SUBORDINATED BALLOON NOTE - GCS

In April 2004, Veridium's various outstanding notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") were consolidated and adjusted in compliance with the provisions of Letter Agreements with Jones, which resulted in the repurchase of the debt for $500,000 and 1.25 million common shares. For the consideration given, Jones agreed to the assignment of the debt to GCS, consisting of $1,517,000 plus accrued interest for a total balance of $1,547,500 (see above). This new note bears interest at the rate of 12% per year, payable monthly. The principal of the loan is due and payable on April 5, 2007. This note is secured by the stock of two of Veridium's subsidiaries: JES-LLC and ESC. Approximately four months of interest under this loan in the amount of $57,931 and the Demand Note (see above) was purchased and converted into equity by Viridis Capital, LLC, an affiliate of Kevin Kreisler, and assigned to GreenShift another affiliate of Kevin Kreisler, in December 2004 (see Note 12, Shareholders' Equity, below).

CONVERTIBLE PREFERRED DEBENTURE - GCS

In December  2003,  and in connection  with the  requirements  of the GCS Demand
Note, GCS' affiliates converted $1.184 million in debt into convertible preferred debt securities of Veridium (the "GCS Debenture"). This instrument is to be paid at a rate equal to 2% of Veridium's gross annual revenue on a quarterly basis, provided that such payments, together with the interest payments paid to GCS on the GCS Demand Note, do not exceed 30% of Veridium's EBITDA for such year. These payments shall continue to be made until the sum of all such payments is equal to $1.184 million, at which time this instrument will automatically convert into 30,000 shares of Subsidiary

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8         FINANCING ARRANGEMENTS (CONTINUED)

Preferred Equity (see Note 8, Minority Interest, below). During 2005 and 2004, Veridium accrued $52,777 and $76,000 interest respectively under this debenture. Interest was accrued at a rate of 10% during the year 2005. None of the contingent payments were required to be made during this period. During 2005, the note was modified to reduce the interest rate to 3% effective for the first nine months of the year and payments of $45,594 were made reducing the principal of the note to $1,138,471. Detachable options issued concurrently with the financing have been recorded as a discount to the debt, amortizable over the term of the note (see Note 17 - RESTATEMENT). The maturity date of this note is December 13, 2008. In addition, during 2005, based on the terms of the conversion option and the redemption feature of the options, the Company determined that this conversion option required reclassification as a derivative liability (see Note 17 - RESTATEMENT).

CONVERTIBLE NOTES - LAURUS MASTER FUND

On March 31, 2004, Veridium closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Total financing available with this facility is $2.5 million which consists of the Secured Revolving Note of $1.5 million (the "Revolving Facility") and a Minimum Borrowing Note for $1.0 million (the "Minimum Note"). All advances evidenced by these notes are made in accordance with the terms and provisions of the Security Agreement with Laurus Fund. Under the Security Agreement, the Minimum Note includes the requirement to maintain a $1.0 million minimum balance by automatic transfer of funds, if necessary, from the Revolving Facility. The Revolving Facility is structured like a standard receivables based line of credit. The Security Agreement provides that outstanding loans under this facility cannot exceed the lesser of (a) $2,500,000 less reserves determined by Laurus, (b) 90% of eligible Accounts Receivable ("Accounts") less the above reserves and (c) Accounts plus $500,000 less subordinated accounts. The notes bear interest at prime plus 5%, subject to a floor of 9%, and a term of three years. Veridium may convert debt into equity at a fixed conversion price equal to $0.43 per share, which price is subject to adjustment based on reset to a lower conversion price based on offer prices, which may result in the issuance of additional shares of the Company's common stock. The proceeds of the Laurus Financing were used to complete Veridium's recapitalization process and to stimulate increased cash flows from operations. Veridium is currently in default of this agreement due to its failure to register certain stock and debentures. Based on this default the Company has accrued to-date $360,000 in liquidating damages, which have been calculated based on the period of default through that date. Of this amount, $116,667 has been accrued in the prior year (see Note 17 - RESTATEMENT). The debt is also subject to certain covenants related to incurrence of additional non-trade debt or restrictions on disposition and protection of collateral.

RELATED PARTY CONVERTIBLE NOTE

During 2005, Veridium borrowed $280,196 from GreenShift Corporation in the form of a convertible promissory note at a rate of 8%. The note is due on September 30, 2006. Based on the terms of the conversion option, the debt was determined to contain a beneficial conversion feature, recorded as a discount on the debt of $20,165, amortizable over the term of the debt. Interest expense of $5,041 has been recorded based on the amortization of the discount in 2005. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

CONVERTIBLE PROMISSORY NOTE - BERGER

In May 2005, Veridium acquired the assets of NCES. As part of this acquisition, Veridium assumed a convertible promissory note in the amount of $128,000 payable to Robert Berger. This note was due and payable November 10, 2005. The payee may elect at any time to convert any or all of the outstanding principal into common stock equal to the amount due divided by the average closing price of such common stock for the (30) day prior period to the date of the exercise of this conversion. In November 2005, the Company made a payment of $50,000 reducing this note to $78,000. The balance of the note is in default and is immediately due and payable. Based on the terms of the note, it was determined that the conversion option was an embedded derivative conversion feature. Accordingly, the company recognized a liability for this derivative conversion feature of $52,800, recorded as a debt discount which was fully amortized over the term of this short term debt in 2005. The derivative liability was marked to fair value at December 31, 2005, resulting in an accounting gain for the change in fair value.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8        FINANCING ARRANGEMENTS (CONTINUED)

VEHICLE LOANS

The Company has vehicle loans with varying interest rates from 0% to 11.45%. These loans have maturity dates that range from May 2006 to December 2010. As of December 31, 2005, vehicle notes totaled $503,473 with $159,532 currently due, secured by assets with a net book value of $493,205.

9         MINORITY INTEREST

As a condition precedent to Veridium's closing of the Senior Loan, Veridium's pre-consolidation New World Recycling ("NWR") notes totaling $925,000 ("the NWR Debt") were, on December 19, 2003, converted into 92,500 shares of a non-voting class of preferred equity in Veridium's American Metals Recovery, Corp. ("AMRC") subsidiary, the Subsidiary Preferred Equity, with a par value of $0.001. Subsidiary Preferred Equity holders were to receive a quarterly dividend ranging from 3% to 5% of AMRC's annualized revenue, limited to 30% of AMRC's operating income. AMRC failed to generate operating income in 2005 and 2004, therefore no dividends were payable in December 2005 and 2004. The shares could not be liquidated or transferred. Shares of Subsidiary Preferred Equity could be converted at the holder's option at fixed conversion price based on average closing price for the 60 day trading period prior to April 2, 1999. There was no expiration date associated with the conversion option. In December 2004, $100,000 of the Minority Interest was converted into 500,000 shares of Veridium's common stock and a five-year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

With the closing of the AMRC facility in Paterson, New Jersey, the remaining balance of the NWR debt totaling $825,000 is due to be converted into 8,250,000 shares of Veridium's common stock.

10        RELATED PARTY TRANSACTIONS

In addition to those related party transactions disclosed above in Note 7, Financing Arrangements, and below in Note 12, Stockholders' Equity, the Company had the following significant related party transactions during the periods reported in the financial statements:

CERTAIN INVESTMENTS RECEIVED DURING 2005

TRANSACTION WITH THE COMPANY'S CHAIRMAN, KEVIN KREISLER, AND COMPANIES OVER WHICH KEVIN KREISLER EXERCISES VOTING CONTROL

During 2005, Veridium borrowed $981,263 from GreenShift Corporation at a rate of 8%. The $716,190 short term loan is payable upon demand. The $265,073 short term convertible demand note is due and payable September 2006. Proceeds of $116,667 of these were used to redeem some James Green shares under his ESC redemption agreement. GreenShift is an approximate 70% shareholder of Veridium and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of Veridium.

On December 22, 2004, the Company closed on the sale of equity to Viridis Capital, LLC ("Viridis"), an affiliate of Kevin Kreisler. This equity was assigned to GreenShift Corporation ("GreenShift"), another affiliate of Kevin Kreisler, in connection with Green Shift's initial capitalization and its plans to file to become public as a business development company regulated under the Investment Company Act of 1940. The initial sale of equity, however, to Viridis was relative to purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $104,491, (c) short term borrowings of $75,000, and
(d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements) In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B Preferred Stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B Preferred Stock for $4.00 per share. Shares of Series B Preferred Stock cannot be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Stock may be converted by the holder into twenty-five shares of common stock subject to certain anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the relevant Certificate of Designations. The transaction between Viridis and GreenShift Corp. was a stock transfer outside of Veridium Corporation's control, between two entities that are controlled by Kevin Kreisler, Veridium's chairman. Mr. Kreisler has informed Veridium that this transfer was done for the purpose of consolidating his holdings.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10                     RELATED PARTY TRANSACTIONS (CONTINUED)

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift, an affiliate of Kevin Kreisler. In consideration of $1,500,000 less $200,000 in costs associated with the transaction, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C Preferred Stock for $4.00 per share. The Series C Preferred Stock acquired by GreenShift may be converted into common stock at any point from and after December 31, 2005, in the absence of a change of control or other merger or acquisition event prior to that date. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designations of the Series C Preferred Stock. Based on the anti dilution and price protection adjustment on December 31, 2005, there was an increase in a number of shares due to Series C preferred stock holders, resulting in a deemed dividend totaling $1,038,630 at December 31, 2005. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of the Company's common stock. Each share of Series C Preferred Stock entitles its holder to receive cumulative annual cash or stock dividends on a pro rated basis with holders of the Company's common stock. Also, as a result of this transaction, 175,000 of common stock subscription was created and still outstanding at December 31, 2004. The entire cash amount of $175,000 was received on February 28, 2005.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, the company chairman, purchased a $75,000 debt payable to Lakeland Bank and subsequently assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation. The balance due as of December 31, 3005 was $58,828.

In July of 2005, Viridis Capital, LLC received 1,979,849 of the company's common stock pursuant to its prior anti dilution agreements with the company

Compensation During 2005 and 2004

During 2005 and 2004, Kevin Kreisler received $103,462 and $129,807 respectively in salaries under his employment agreement which called for an annual base salary of $150,000. Kevin Kreisler waived his right to receive unpaid salaries for services rendered in 2005 in December 2005.

TRANSACTIONS WITH THE COMPANY'S FORMER VICE-CHAIRMAN AND EMPLOYEE, LAWRENCE KREISLER, AND COMPANIES OVER WHICH LAWRENCE KREISLER EXERCISES VOTING CONTROL

During 2004, Lawrence Kreisler received $142,308 in salaries under his prior employment agreement which called for an annual base salary of $150,000, prior to his termination in July 2004.

Lawrence Kreisler's employment was terminated due to irreconcilable philosophical differences in how to best operate and grow the company's
Paterson, New Jersey recycling facility, and the extent of the company's resources that should be allocated to implementation of the company's recycling technologies, specifically including the company's previously planned thermal oxidation recycling process.

The company negotiated a severance package with Lawrence Kreisler that included the following salient terms: 100 percent of his salary of $150,000 through December 31, 2004, 50 percent of his salary through December 31, 2006, and medical benefits until the age of 65.

In December of 2005, Lawrence Kreisler received 7,374,796 shares of Veridium's stock to satisfy these obligations in full.

TRANSACTIONS WITH THE COMPANY'S FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, JAMES GREEN

During September of 2005, Mr. Green resigned as President and Chief Executive Officer of the Company. He also resigned from the Board of Directors during September of 2005. He is currently an employee of a subsidiary in the Company.

During 2005, James Green received $156,000 in salaries and 5,000,000 shares of the Company's common stock as a stock based performance bonus.

In November 2003, and in connection with a required management contribution of the Senior Loan, James Green retired 92,500 shares of common stock.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10                  RELATED PARTY TRANSACTIONS (CONTINUED)

TRANSACTIONS WITH THE COMPANY'S FORMER CHIEF COMPLIANCE OFFICER, RICHARD KRABLIN

Richard Krablin resigned as a member of the Board of Directors in September of 2005. He resigned as Chief Compliance Officer in December of 2005. He currently is retained as a consultant by the Company.

Compensation During 2005 and 2004

During 2005 and 2004, Mr. Krablin received $131,134 and $154,419 in salaries, respectively under his employment agreement which called for an annual base salary of $150,000. Mr. Krablin also received a bonus in December of 2005 of $25,000 paid by the receipt of 1,250,000 shares of Veridium Common Stock.

TRANSACTIONS WITH THE COMPANY'S INDEPENDENT BOARD MEMBERS

In September of 2005, Stephen Lewen and James Hanrahan resigned as members of the Board of Directors.

Compensation During 2005 and 2004

During 2005, Stephen Lewen and James Hanrahan received 109,166 and 149,734 shares, respectively, for their services as members of the Board of Directors.

DURING 2004, STEPHEN LEWEN AND JAMES HANRAHAN RECEIVED 258,900 FIVE YEAR OPTIONS EXERCISABLE AT $0.05 PER SHARE
--------------------------------------------------------------------------------

for their services as members of the board of directors.

OTHER RELATED PARTY TRANSACTIONS

Additional Transactions with Immediate Family Members of Kevin Kreisler

During 2005 and 2004, the Company utilized the services of Candent Corporation for development and administration of its various management information systems. Candent is majority-owned by Kevin Kreisler's spouse. Such services approximated $44,000 and $87,000 for 2005 and 2004, respectively, based on prevailing market rates for services, some amounts were paid in part with 2,016,578 shares of the Company's common stock.

During 2005 and 2004, Scott Kreisler, brother of Kevin Kreisler, received salaries of $72,700 and $78,700 respectively.

During 2005 and 2004, Kathi Kreisler, mother of Kevin Kreisler, received salaries of $33,750 and $70,593 respectively. During December of 2005, Kathi Kreisler received 3,806,811 shares of Veridium common stock as a settlement of all severance liabilities.

In July 2005, Serenity Capital, LLC received 1,139,248 shares of the Company's common stock pursuant to its prior anti dilution agreements with the company. Lawrence Kreisler, father of Kevin Kreisler, is the sole member of Serenity Capital, LLC.

11    COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

Veridium is party an employment agreement with Kevin Kreisler, which agreement calls for an annual base salary of $150,000, and reimbursement of expenses, use of a Company automobile, periodic bonuses, four weeks vacation and participation in any employee benefits provided to all employees of Veridium.

OPERATING LEASES

Veridium maintained its recycling operations and corporate offices at its facility located in Paterson, New Jersey, its technical services offices located in Plainville, Connecticut, and its Field Services offices in Sandwich and Milford, Massachusetts. Due to the discontinuance of operations at the New Jersey facility, Veridium is negotiating the terms of the lease with the landlord. Management believes there will be no future liability due for the New Jersey operation. The Plainville lease is year to year currently through June 2006, with annual options through June 2008, payable in the amount of $1,797 per month. The Sandwich lease is a five-year term through June 2008 with a five-year option with a monthly payment of $1,575. The Milford lease is a monthly lease through October 2005 with a one year option and a monthly payment in the amount of $1,800. The lease obligations are as follows:

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11        COMMITMENTS AND CONTINGENCIES (continued)


Year                                                      Operating Leases
-----                                                     ----------------
2006 $                                                         44,080
2007                                                           18,900
2008                                                           18,900
2009                                                            6,300
2010                                                             --
Thereafter                                                       --
                                                              --------
     Total minimum lease payments                            $ 88,180

In December 2002, Veridium entered into discussions with its landlord to exercise its option under its lease agreement to purchase the building it currently occupies as well as the property adjacent to its current building. In conjunction with these discussions, $100,000 was held in escrow by Veridium's attorney. In 2004 Veridium did not exercise its option to purchase the building. Management did not plan to exercise this option in 2005 and the deposit was forfeited in that year. Accordingly, the deposit was expensed in December 2004. Veridium is also liable for its pro rated portion of real estate taxes. Rent expenses, including real estate taxes, were approximately $346,294 and $316,291 for 2005 and 2004, respectively.

CAPITAL LEASES

Veridium is obligated under capital leases for machinery and equipment and office equipment, computers and fixtures that expire in three to five years, and bear interest ranging from 6% to 14%. The following is a summary of future minimum payments under capital leases that have remaining non-cancelable lease terms in excess of one year at December 31, 2005: 2005 Capital Leases

Total minimum lease payments .....................................   $33,353

Less imputed interest at interest rates ranging from 6.0% to 14.0%   $   991
                                                                     -------
     Present value of future minimum lease payments ..............    32,362

Less: current portion of capitalized lease obligations ...........    32,632
                                                                     -------
Long-term capitalized lease obligations ..........................   $  --
                                                                     =======

Assets capitalized under the above leases were written down to zero as of September 30, 2005 as part of the discontinuance of operations at the Paterson, New Jersey recycling facility. These obligations have been classified under net liabilities of discontinued operations. The underlying collateral for the obligations have been sold or disposed of during the year 2005. The terms of settlement of the obligations with the respective leasing companies or vendors are being negotiated. The value of this property and equipment written down to zero is as follows:

                                             2005
Equipment ..............................   $394,000
Less: accumulated amortization .........    238,389
Less: Discontinuance of operations .....    155,255
                                           --------
     Equipment under capital leases, net   $   --


LEGAL PROCEEDINGS

Veridium is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The verified complaint seeks performance of certain agreements between the plaintiffs and KPMI and VEC, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. Veridium incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11        COMMITMENTS AND CONTINGENCIES  (continued)

transaction. 1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding which shares Veridium is seeking to have cancelled. Veridium is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

Veridium assumed and is party to various material administrative compliance proceedings for which Veridium has accrued $307,693 in potential expenses. Veridium is also involved in various collection matters for which vendors are seeking payment for services rendered and goods provided. These collection matters total $150,000.

OTHER CONTINGENCIES

Veridium is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which Veridium's operations would be adversely affected are subject to periodic renewal. Veridium anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Per FASB 143, Veridium has established a remediation accrual for the closure of its leased hazardous waste recycling and storage facility located at One Jasper Street in Paterson, NJ. The closure associated with these estimates are based on and represent costs that would be incurred by a third party being retained to conduct the closure. This amount was determined to be approximately $108,000 as of December 31, 2004. During 2005, accretion of the liability was $9,725, and costs settled during the year were $57,243. This facility was closed in December of 2005 and the remaining asset and corresponding liability were written off. No further liabilities are anticipated by the company.

The Company owns property in Lowell, Massachusetts, the location of our RCRA permitted Treatment, Storage and Disposal Facility (TSDF). Per the requirements of the permit associated with the operation of this facility, a third party evaluation is conducted on a yearly basis to evaluate the costs associated with the retirement of this asset. Per the outcome of this evaluation, $90,000 has been placed in a trust with the Massachusetts Department of Environmental Protection listed as beneficiary. The Company has included the $90,000 in this trust as part of deposits in other assets.

Under Veridium's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $25,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate.

Viridis Capital, LLC, an affiliate of Kevin Kreisler, purchased a $58,828 debt payable to Lakeland Bank and assigned this debt to GreenShift, another affiliate of Kevin Kreisler. Lakeland Bank has not released Veridium of this debt obligation.

The Company has failed to comply with certain registration requirements for stock issued to certain debt holders. The Company accrued $243,333 and $116,667 in 2005 and 2004 respectively for liquidating damages associated with this default.

12        INCOME TAXES

Veridium has incurred losses, which have generated net operating loss carry forwards for Veridium. As of December 31, 2005, these loss carry forwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2005 and 2004, Veridium's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2005 and 2004 consisted of state income tax provisions. Deferred tax asset is as follows:

                                                2005
Deferred Tax Asset:
Net operating loss carry forwards .......   $6,106,000
Allowance for doubtful accounts .........      101,000
Severance ...............................         --
Property, equipment and intangible assets    5,210,000
                                            ----------

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12        INCOME TAXES (continued)


Total deferred tax assets     11,417,000
Less: Valuation allowance    (11,417,000)
                            ------------
Net deferred tax assets .   $       --
                            ============

Veridium  has  federal  and  state  net   operating   loss   carry-forwards   of
approximately $16,965,000, which expire through December 31, 2025.

AUTHORIZATION

In October 2005, Veridium's shareholders authorized the issuance of up to 250,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2005, the Company did not have sufficient shares of common stock authorized to accommodate conversion of all outstanding shares of convertible preferred stock, convertible debt and other contingently issuable shares.

ANTI-DILUTION AND PRICE PROTECTION AGREEMENTS

During 2003, in consideration for certain equity transactions, one lender, various vendors and stockholders, and Kevin Kreisler received price protection benefits and/or anti-dilution coverage as part of their equity instruments. As a result of these agreements, the Company issued approximately 11.3 million shares and 3.8 million shares common stock during 2005 and 2004 respectively, for no consideration. In connection with the issuance of these shares, the Company has adjusted the par value and paid in capital.

13        STOCKHOLDERS' EQUITY

At December 31, 2005, GCS Investments, LLC ("GCS") one of the Company's creditors, has an anti-dilution agreement in place to maintain its current ownership percentage of common stock at 4.95% of the issued and outstanding common stock. No shares were issued during 2005 and 2004. As of December 31, 2005, 2,261,161 additional shares were due under this agreement, but additional shares may be due under this agreement upon any conversion of the Company's various debentures with GCS and Laurus Master Fund, or in the event that the Company's preferred share are converted into common stock. GreenShift Corporation ("GreenShift"), an affiliate of Kevin Kreisler, has an anti-dilution agreement in place to maintain its ownership percentage (relative to the acquisition by GreenShift of 750,000 shares of the Company's Series C Preferred Stock for $1.5 million in December 2004) at about 25% of the outstanding capital stock of the Company; the terms of the December 2004 GreenShift investment also provide for price protection in the amount of $1.5 million. GreenShift additionally has price protection rights relative to his purchase and conversion into restricted preferred stock of approximately $1.0 million of the Company's debt in December 2004. As of December 31, 2005, no additional shares were due under these agreements.

James Green has an anti-dilution agreement in place to maintain his ownership percentage at 10% of the outstanding capital stock of the Company until December 31, 2005, provided that Mr. Green is not permitted to effect conversions into shares of common stock equal to more than 4.99% of the Company's outstanding common stock at any given time. Mr. Green holds 380,000 shares of the Company's Series B Preferred Stock per this agreement. He additionally has price protection rights relative to the Company's May 2003 acquisition from Mr. Green of EnviroSafe Corp., in the approximate amount of $167,000 at December 31, 2005. Mr. Green received 1.8 million shares and 3.6 million shares in 2005 and 2004 respectively, pursuant to these agreements. As of December 31, 2005, no additional shares were due under these agreements. Additional shares will be due in May 2006 to satisfy this obligation. In connection with the future issuance and redemption of these shares, the Company has recorded a derivative liability at December 31, 2005 for the price-protected feature, fair valued at $108,550.

Richard Krablin had an anti-dilution agreement in place to maintain his ownership percentage at 3% of the outstanding capital stock of the Company. During December 2005, this agreement was satisfied by the conversion of his Series B preferred stock into 2,875,000 shares of Veridium common stock. RM Jones & Co., Inc. ("Jones") was provided with price-protection rights relative to the Company's various acquisition agreements with Jones. The price protection agreement was terminated in January 2005 after the Company redeemed 2,906,244 shares of issued common stock under the equity due under the relevant agreement for about $260,000 in cash.

At December 31, 2005, a consultant was owed $64,250, payable in common stock, which is price protected so that the ultimate proceeds will equal the remaining contract obligation. The accrued obligation would require 3,212,500

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13    STOCKHOLDERS' EQUITY (continued)

shares if settled at December 31, 2005. In addition, the Company has recorded a derivative liability at December 31, 2005 for the price-protected feature, fair valued at $29,102.

In addition to the agreements detailed above, several shareholders had price protection agreements totaling about $165,000 as of December 31, 2005, corresponding to an expected additional 8,250,000 shares of common stock. This amount depends on a variety of factors including market price for the Company's common stock and whether any cash payments are made. The Company has recorded a derivative liability for other agreements at December 31, 2005 for the price-protected features, fair valued at $13,464.

STOCK OPTIONS AND WARRANTS

The Company issued no options or warrants during 2005. In connection with Veridium's completion of the Laurus Financing (see Note 8, Financing Arrangements, above), Veridium issued Laurus seven-year detachable warrants to purchase shares of Veridium's common stock as follows: 450,000 shares at $0.49, 400,000 shares at $0.54, and 250,000 shares at $0.58. Additionally, and in further connection with the Laurus Financing, Veridium issued an additional 250,000 warrants at an exercise price of $0.50 per share to the holders of the debentures that were assigned to a related party in December 2004. The Company has recorded a Black-Scholes value for these warrants of $310,305. During 2004, Veridium issued options to purchase Veridium's common stock to various individuals as follows: 1,750,000 five year options exercisable at $0.12 per share were purchased for $100,000; 1,000,000 five year options exercisable at $0.20 per share were issued to an accredited investor incidental to an investment transaction (see below); 250,000 five year options exercisable at $0.05 per share were issued to GCS Investments relative to the renewal of GCS' Senior Loan to Veridium; 258,900 five year options exercisable at $0.05 per share were issued to the Company's independent directors; 775,000 five year options exercisable at $0.10 per share were issued to the former holders of Veridium's Minority Interest (see Note 8, Minority Interest, above); 1,770,000 five year options exercisable at $0.05 per share were issued to a number of employees; 100,000 five year options exercisable at $0.50 per share were issued to a former holder of Veridium's AMRC Debentures; 500,000 five year options exercisable at $0.10 per share were issued to two employees; 887,500 five year options were issued to various investors exercisable at $0.50 - $0.60 per share; and, 187,500 five year options exercisable into Veridium's Series B Preferred Stock at $4.00 per share, and 375,000 five year options exercisable into Veridium's Series C Preferred Stock at $4.00 per share were issued to GreenShift Corporation relative to its December 2004 investment transactions (see below).

STOCK OPTION AND ISSUANCE PLANS

In September 2003, the Company's shareholders approved the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. An aggregate of 5,322,652 shares of Common Stock were initially reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13        STOCKHOLDERS' EQUITY (continued)

Veridium applies APB Opinion No. 25 and related Interpretations in accounting for its Plans and the analogous plans of Veridium. SFAS No. 123, "Accounting for Stock-Based Compensation", defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Veridium elected to continue to apply the accounting provisions of APB Opinion No. 25 for stock options. Activity under the Plan and issuances of warrants to non employees for the years ended December 31, 2005 and 2004 is as follows:

                                 Number of Shares       Weighted Average
                                                          Exercise Price
                                 -------------------------------------

Outstanding at December 31, 2003    3,814,027             $   0.88
   Granted at fair value .......    8,953,900                 0.60
   Forfeited ...................   (2,930,000)                0.63
   Exercised ...................        (--)                   --
                                   ----------             --------
Outstanding at December 31, 2004    9,700,427             $   0.47
   Granted at fair value .......         --                    --
   Forfeited ...................         --                    --
   Exercised ...................         --                    --
                                   ----------             --------
Outstanding at December 31, 2005    9,700,427             $   0.47


Summarized information about Veridium's stock options outstanding at December
31, 2004 is as follows:
                                                       Weighted
                                                      Average                                 Exercisable
                                    Number of        Remaining       Weighted    ---------------------------------
   Range of Exercise Prices          Options        Contractual      Average        Number of        Weighted Average
                                   Outstanding         Life       Exercise Price     Options         Exercise Price
--------------------------------------------------------------------------------------------------------------------

$0.40 to $0.99                       8,953,900            5.90           0.27        6,408,900                 0.30
$1.00 to $8.00                         746,527            3.89           2.39          746,527                 2.39
                                ---------------                               -----------------
                                     9,700,427                                       7,155,427
--------------------------------------------------------------------------------------------------------------------


Summarized information about Veridium's stock options outstanding at December
31, 2005 is as follows:


                                                     Weighted
                                                      Average                                 Exercisable
                                    Number of        Remaining       Weighted    ---------------------------------
   Range of Exercise Prices          Options        Contractual      Average        Number of        Weighted Average
                                   Outstanding         Life       Exercise Price     Options         Exercise Price
--------------------------------------------------------------------------------------------------------------------
                                                                              Number of Options  Weighted Average
                                                                                                  Exercise Price
--------------------------------------------------------------------------------------------------------------------
$0.40 to $0.99                       8,953,900            5.90           0.27         6,408,900                0.30
$1.00 to $8.00                         746,527            3.89           2.39           746,527                2.39
                                ---------------                               ------------------
                                     9,700,427                                        7,155,427

Options exercisable at December 31, 2005 and 2004 were 7,155,427, with a weighted average exercise price of $0.47 per share, respectively. No new options were issued or exercised in 2005. The fair value of each option granted during 2005 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                             2005             2004
                                       ----------------------------------
Dividend yield                              --                 --
Expected volatility                         --                69%
Risk-free interest rate                     --                 2%
Expected life                               --                5.9

There were no options granted in 2005. There were no options granted at less than fair value during the periods presented. The weighted average fair value of options and warrants granted at fair value during 2005 and 2004 was calculated using the Black-Scholes valuation model to be $0.07 per share, totaling $595,868.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13        STOCKHOLDERS' EQUITY (continued)

DEBT AND OTHER LIABILITIES SETTLED WITH COMMON STOCK

During 2005, Veridium issued a total of 11,909,107 shares of common stock upon the settlement of $265,382 in accounts payable and other liabilities due. Of these amounts, 11,181,607 shares were issued for settlement of related party debt of $223,632.

On December 22, 2004, the Company closed on the sale of $1,035,124 of equity to Viridis, an affiliate of Kevin Kreisler, the Company's chairman, relative to Viridis' purchase and conversion of (a) $755,202 of principal, accrued interest, fees and penalties under the CCS Debentures, (b) the AMRC Debentures in the approximate amount of $109,000, (c) short term borrowings of $75,000, and (d) interest due on the Senior Loan and Subordinate Loan of $100,431 (see Note 7, Financing Arrangements, above). Viridis assigned its rights on this transaction to GreenShift, another affiliate of Kevin Kreisler, contemporaneously with closing. In consideration of these amounts, the Company issued to GreenShift 516,968 shares of the Company's Series B preferred stock, 1,960,954 shares of the Company's common stock and an option to purchase an additional 187,500 shares of the Company's Series B preferred stock for $4.00 per share.

STOCK AND OPTIONS ISSUED FOR SERVICES

During 2005, Veridium issued 14,985,976 shares of common stock with a value of $436,594, in exchange for services rendered. Of these amounts, 8,910,498 shares were issued for services provided by related parties of $242,500.

EXERCISE OF STOCK OPTIONS

No options were exercised during 2005 and 2004.

INVESTMENT ACTIVITY

In the year 2005, there were no investment activities.

On November 2, 2004, the Company closed on the sale of $150,000 of equity to an accredited investor. In consideration of this amount, the Company issued to 46,875 shares of the Company's Series B preferred stock and an option to purchase an additional 1,000,000 shares of the Company's common stock for $0.10 per share.

On December 30, 2004, the Company closed on a $1.5 million sale of equity to GreenShift. In consideration of $1,500,000, the Company issued to GreenShift 750,000 shares of the Company's Series C preferred stock, 1,500,000 shares of the Company's common stock and an option to purchase an additional 375,000 shares of the Company's Series C preferred stock for $4.00 per share.

During 2004, the Company additionally closed on the sale of 50,000 shares of the Company's stock for $5,000 to an accredited investor, a five year option to purchase 1,750,000 shares of the Company's common stock at $0.12 per share for $100,000 to an accredited investor, and $100,000 shares of the Minority Interest (see Note 8, Minority Interest, above) was converted into 500,000 shares of Veridium's common stock and a five year option to purchase 250,000 shares of Veridium's common stock at $0.10 per share.

SERIES A PREFERRED STOCK

Series A convertible preferred shares could not be converted into common stock until September 30, 2005. Each share of Series A Preferred Equity may be converted by the holder into one share of common stock and are subject to customary anti-dilution adjustments. The holders would be entitled to dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share.

SERIES B PREFERRED STOCK

In December 2003, various parties converted shares of common stock into Series B Preferred Stock at the rate of twenty shares of common to one share of Series B Preferred Equity. The conversions included Kevin Kreisler (450,000 preferred shares), James Green (200,000 preferred shares), Richard Krablin (67,617 preferred shares), board members (42,125 preferred shares), Lawrence Kreisler, Veridium's former Vice-Chairman, a current employee (130,000 preferred shares) and other parties (56,250 preferred shares). Approximately 12,550,000 shares of common stock were exchanged in connection these agreements. Based on the terms of the Series B Preferred stock, the Company recognized a beneficial conversion feature totaling $2,608,453 and $2,608,453 in both 2005 and

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13        STOCKHOLDERS' EQUITY (continued)


2004. During 2004, an additional 815,226 shares of Series B Preferred Stock were issued in connection with the transactions detailed above. During 2005, 225,000 shares were issued for services and subsequently converted into common stock (see below). The preferred shares could not be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Equity may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. The holders would be entitled to cumulative dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share. Certain of the series B shares owned by Greenshift are price protected in the amount of $516,968. Shares owned by James Green are dilution protected in the amount equivalent to 10% of the fully diluted capital stock. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Equity has the equivalent voting power of twenty-five shares of Veridium's common stock. Each share of Series B Preferred Equity entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement.

In December of 2005, 340,000 shares of series B preferred stock converted into Veridium common stock. The amounts and individuals receiving the stock included Richard Krablin (2,875,000 common shares), Steven Powers (500,000 common shares), Thomas O'Leary (500,000 common shares), and Robert Ruggeiro (500,000 common shares).

During 2005, the Company determined that the initial terms of the conversion option on Series B preferred shares issued in exchange for common stock in December 2003 represented a beneficial conversion feature at inception (see Note 17 - RESTATEMENT).

SERIES C PREFERRED STOCK

The Series C Preferred Stock acquired by GreenShift (see above) in December 2004 could not be converted into common stock until December 31, 2005 in the absence of a change of control or other merger or acquisition event. Each share of Series C Preferred Stock may then be converted into twenty-five shares of common stock, subject to certain anti-dilution and price-protection adjustments that are specified in the Certificate of Designation of the Series C Preferred Stock. The adjustments to contingently convertible shares are determined annually at each "Adjustment Date" on December 31, 2005 and 2006. There is no expiration date associated with the conversion option. Based on the anti dilution provisions of the Series C Preferred Stock the Company measured the potentially convertible shares at the initial Adjustment Date of December 31, 2005 and, consequently, the company recognized a beneficial conversion feature of $1,038,630 due to the incremental intrinsic value of the additional issuable shares at December 31, 2005. At all times prior to conversion, each share of Series C Preferred Stock has voting power equivalent to twenty-five shares of all Veridium's common stock. The holders would be entitled to cumulative dividend rights equal to that of twenty-five common shareholders upon the declaration of dividends on common stock, and have voting privileges of five votes to every one common share.

STOCK REDEMPTIONS

During 2005, Veridium redeemed 1,856,061 shares of common stock from James Green per the Purchase and Sales agreement for ESC. These shares were subsequently canceled and recorded against paid in capital. Veridium also redeemed 2,906,244 shares of common stock for the Jones redemption agreement. These shares were subsequently canceled and recorded against paid in capital.

BENEFICIAL CONVERSION FEATURE

In addition to the beneficial conversion features recognized on preferred stock (as indicated above), the Company recognized the value of beneficial conversion features as follows:

In 2005, based on the terms of the conversion option on a related party note (see Note 8), the debt was determined to contain a beneficial conversion feature, recorded as a discount on the debt of $20,165, amortizable over the term of the debt. Interest expense of $5,041 has been recorded based on the amortization of the discount in 2005.

In 2004, due to the terms and conditions of the Laurus Master Fund financing arrangement, it had been determined to have a beneficial conversion feature because the fair market value of the common stock at the time of issuance was in excess of it's conversion price.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a summary of supplemental disclosures of cash flow information:

                                                                              2005          2004
                                                                           -------------------------
Cash paid during the year for the following:
     Interest ........................................................   $   542,144    $   339,914
     Income Taxes
Supplemental Schedule of Non-Cash Investing and Financing Activities:

  Minority interest converted into common stock ......................          --          100,000

     Common stock issued upon settlement of payables .................        41,750           --
     Common stock issued upon conversion of preferred stock ..........         8,500           --
     Settlement of related party accounts payable
       nd debt with the issuance of stock ............................       223,632        105,107
     Redemption of related party stock via related party loan ........       116,667           --
     Value of warrants issued for deferred financing
      costs in connection with senior loan ...........................          --            7,268
     Value of beneficial conversion feature on convertible debt ......        20,165           --
        Value of beneficial conversion feature on
         convertible preferred stock .................................     3,647,083      2,608,453
        Recognition of liabilities on derivative instruments .........       151,114           --
     Equity issued for deferred financing costs ......................          --           82,500
     Conversion of subordinate loan into equity ......................          --          454,171
     Deferred financing costs associated with stock issuance .........          --           50,000
     Issuance of warrants for deferred financing costs ...............          --          489,229
     Settlement of accounts payable with short term notes ............          --          603,814
     Debt issued in connection with deferred financing costs .........          --           30,500
     Acquisition of equipment and/or vehicles with long-term debt ....       306,565        120,998
     Asset capitalized as part of asset retirement cost ..............          --           99,130
In connection with the NCES acquisition:
        Net assets acquired including goodwill,
         excluding cash equivalents ..................................   $   574,978           --
   Less: Short term note payable issued ..............................      (128,000)          --

                  Fair value of common stock issued ..................       (75,000)          --
                                                                         -----------    -----------
 Net cash paid at acquisition ........................................   $   371,948           --
In connection with the Laurus transaction:
     Debenture paid ..................................................          --          250,000
     Payment of subordinate loan .....................................          --          500,000
     Payment of term financing .......................................          --          100,000
     Payment of accounts receivable due factor .......................          --          470,762
     Prepaid expenses paid ...........................................          --           16,945
     Deferred financing costs paid ...................................          --          179,376

In connection with the Viridis Capital, LLC debt assumption for stock:
     Accrued interest ................................................          --          271,124
     Settlement of convertible debenture - AMRC ......................          --           89,000
     Settlement of convertible debenture - CCS Debenture .............          --          600,000
     Settlement of short term borrowings - line of credit ............          --           75,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15                        RETIREMENT PLAN

Veridium maintains a retirement plan pursuant to Section 401(k) of the Internal Revenue Code for its employees. Veridium contributed $102,877 and $5,200 during 2005 and 2004, respectively.

16                SUBSEQUENT EVENTS

ACQUISITION

On January 23, 2006, Veridium acquired GreenShift Industrial Design Corporation ("GIDC") and Tornado Trash Corporation ("TTC") from GreenShift. GIDC was subsequently renamed to Veridium Industrial Design Corporation ("VIDC") in return for 10% of the Company's fully diluted capital stock, which was paid by way of amending the Company's Series C Preferred Stock to provide for conversion rights into 35% of the Company's fully diluted capital stock instead of 25%.

VIDC is a development stage company that focuses on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste. VIDC's mission is to deliver Natural SolutionsTM based on an array of green technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources. Due to the pre-revenue stage of both VIDC and TTC and the fact that their assets are entirely comprised of a number of intellectual properties from which neither VIDC nor TTC were generating revenue as of the closing date, these acquisitions were deemed to be immaterial.

SHARE ISSUANCES

In February 2006, Veridium issued a total of 75,346,825 shares of common stock to the shareholders of Veridium's Series B Preferred Stock, and 627,122 shares of common stock to the holders of Veridium's Series A Preferred Stock upon the conversion of all outstanding shares of the Series A Preferred Stock. Further information about the Series A and B Preferred Stock is available in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2004.

In a series of transactions taking place between October, 2005 and March 14, 2006, Veridium issued a total 55,901,085 shares of common stock to the holders of the Convertible Secured Promissory Notes Due to GCS Investments that were issued by Veridium in December 2003. The shares were issued upon conversion of $1,285,000 in principal amount and accrued interest. Further information about the Convertible Secured Notes is included in Note 8, Financing Arrangements.

17        RESTATEMENT

The Company has restated its financial statements for the years ended December 31, 2003 and 2004. The restated financial results reflect prior period adjustments to correct accounting treatment and other errors, as follows:

During 2005, the Company determined that certain of its debt instruments issued in December 2003 contained embedded derivative conversion features that required bifurcation under the provisions of SFAS No. 133 as derivative liabilities (see
Note 8). These conversion features were measured at fair value based on the issuance date, with the corresponding discount on the debt amortized over the term of the respective debt instruments (immediately for demand instruments). In addition, redeemable options issued in connection with this debt were determined to require treatment as liabilities under the provisions of SFAS No. 150, and the fair value determined was recorded as a discount on the related debt and is being amortized over the term of the debt (five years). The total discount recorded was $1,694,609, upon which interest expense for the amortization of the discount was $839,808 and $171,620 for 2003 and 2004, respectively. The derivative liabilities recorded were marked to fair value for subsequent periods, resulting in accounting income of $208,621 and $954,925 for the years ended December 31, 2003 and 2004, respectively.

During 2005, the Company determined that there was an embedded beneficial conversion feature related to issuances of Series B preferred stock in late 2003 due to the excess of the market price of the Company's common stock over the effective conversion price of the preferred stock at the time of issuance (see
Note 13). The beneficial conversion feature was amortized through the date of earliest conversion, which is December 31, 2005. As a result of the recognition of this beneficial conversion feature and the related amortization, the Company recognized

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17        RESTATEMENT (continued)

$2,608,453 in implied preferred dividends during the year ended December 31, 2004.

During 2005, the Company determined it had not accrued an obligation for liquidating damages due to the lack of registration of the underlying shares of convertible debt and warrants issued to Laurus Fund (see Note 8). The amount to be accrued in 2004 was determined to be $116,667.

In addition, the Company noted during 2005 that an error was made in recording an accrual in 2004, resulting in an under-accrual of $151,556.

The impact of these adjustments of the Company's financial results as originally reported is summarized below:

        Year Ended December 31, 2004:
                                                                               As Reported      As Restated
                                                                               ------------    -----------
Accumulated deficit .......................................................   $(33,942,795)   $(36,667,301)
Additional paid-in capital ................................................     35,278,025      37,886,478
Total stockholders' equity ................................................      1,134,717       1,018,664
Net loss ..................................................................     (6,971,082)     (6,456,000)
Net loss applicable to common shareholders ................................     (6,971,082)     (9,064,453)
Net loss per common share .................................................   $      (0.26)   $      (0.35)


Year Ended December 31, 2003
                                                                               As Reported      As Restated
                                                                               -----------     -------------
Accumulated deficit .......................................................   $(26,971,713)   $(27,602,848)
Total stockholders' equity ................................................      4,547,097       3,915,962



                                    * * * * *